Exhibit 4.6

AUTOLIV ASP, INC.

AUTOLIV, INC.

$208,000,000

2.84% Series A Guaranteed Senior Notes due April 23, 2019

and

$275,000,000

3.51% Series B Guaranteed Senior Notes due April 23, 2021

and

$297,000,000

4.09% Series C Guaranteed Senior Notes due April 23, 2024

and

$285,000,000

4.24% Series D Guaranteed Senior Notes due April 23, 2026

and

$185,000,000

4.44% Series E Guaranteed Senior Notes due April 23, 2029

FORM OF NOTE PURCHASE AND GUARANTY AGREEMENT

Dated April 23, 2014

Schedule A	—	Information Relating to Purchasers

Schedule B	—	Defined Terms

Schedule C	—	Representations and Warranties of the Company

Schedule D	—	Representations and Warranties of the Parent Guarantor

Schedule 10.5	—	Existing Liens

Exhibit 1.1-A	—	Form of 2.84% Series A Guaranteed Senior Note due April 23, 2019

Exhibit 1.1-B	—	Form of 3.51% Series B Guaranteed Senior Note due April 23, 2021

Exhibit 1.1-C	—	Form of 4.09% Series C Guaranteed Senior Note due April 23, 2024

Exhibit 1.1-D	—	Form of 4.24% Series D Guaranteed Senior Note due April 23, 2026

Exhibit 1.1-E	—	Form of 4.44% Series E Guaranteed Senior Note due April 23, 2029

Exhibit 1.3	—	Form of Subsidiary Guaranty Agreement

Exhibit 4.4(a)(i)	—	Form of Opinion of Special United States Counsel for the Company and the Parent Guarantor

Exhibit 4.4(a)(ii)	—	Form of Opinion of Special Indiana Counsel for the Company

Exhibit 4.4(b)	—	Form of Opinion of Special Counsel for the Purchasers

AUTOLIV ASP, INC.

World Trade Center

Box 703 81

SE – 107 24

Stockholm, Sweden

AUTOLIV, INC.

World Trade Center

Box 703 81

SE – 107 24

Stockholm, Sweden

$208,000,000

2.84% Series A Guaranteed Senior Notes due April 23, 2019

and

$275,000,000

3.51% Series B Guaranteed Senior Notes due April 23, 2021

and

$297,000,000

4.09% Series C Guaranteed Senior Notes due April 23, 2024

and

$285,000,000

4.24% Series D Guaranteed Senior Notes due April 23, 2026

and

$185,000,000

4.44% Series E Guaranteed Senior Notes due April 23, 2029

April 23, 2014

TO EACH OF THE PURCHASERS LISTED IN

SCHEDULE A HERETO:

Ladies and Gentlemen:

Autoliv ASP, Inc., an Indiana corporation (the “Company”) and Autoliv, Inc., a Delaware corporation (the “Parent Guarantor”), agree with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

1.	AUTHORIZATION OF NOTES; PARENT GUARANTY; SUBSIDIARY GUARANTEES.

1.1.	The Notes.

The Company will authorize the issue and sale of (a) $208,000,000 aggregate principal amount of its 2.84% Series A Guaranteed Senior Notes due April 23, 2019 (the “Series A Notes”), (b) $275,000,000 aggregate principal amount of its 3.51% Series B Guaranteed Senior Notes due April 23, 2021 (the “Series B Notes”), (c) $297,000,000 aggregate principal amount of its 4.09% Series C Guaranteed Senior Notes due April 23, 2024 (the “Series C Notes”), (d) $285,000,000 aggregate principal amount of its 4.24% Series D Guaranteed Senior Notes due April 23, 2026 (the “Series D Notes”) and (e) $185,000,000 aggregate principal amount of its 4.44% Series E Guaranteed Senior Notes due April 23, 2029 (the “Series E Notes” and, collectively with the Series A Notes, the Series B Notes, the Series C Notes and the Series D Notes, the “Notes”, such term to include any amendment, restatement or other modification or such notes of each respective series or any notes of either series issued in substitution therefor pursuant to Section 14). The Series A Notes, the Series B Notes, the Series C Notes, the Series D Notes and the Series E Notes shall be substantially in the form set out in Exhibit 1.1-A, Exhibit 1.1-B, Exhibit 1.1-C, Exhibit 1.1-D and Exhibit 1.1-E respectively. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

1.2.	Parent Guaranty.

The payment of the Notes and the performance by the Company of its obligations under this Agreement are unconditionally guaranteed by the Parent Guarantor pursuant to the terms of Section 23.

1.3.	Subsidiary Guarantees.

The payment of the Notes and the performance by the Company of its obligations under this Agreement may from time to time in accordance with Section 9.7 be unconditionally guaranteed by certain Subsidiaries of the Parent Guarantor (each a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors”), pursuant to separate Subsidiary Guaranty Agreements of each Subsidiary Guarantor (each a “Subsidiary Guaranty Agreement” and, collectively, the “Subsidiary Guaranty Agreements”), each substantially in the form of Exhibit 1.3.

2.	SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount and in the series specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

3.	CLOSING.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Morrison & Foerster (UK) LLP, CityPoint, One Ropemaker Street, London EC2Y 9AW, England, at 9:00 a.m., New York City time, at a closing (the “Closing”) on April 23, 2014. At the Closing, the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note for the relevant series (or such greater number of Notes for each series in denominations of at least $250,000 (or such smaller denomination of each series as the Company, in its sole discretion, may permit) as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company, to Beneficiary Bank:                     ; Beneficiary:                     ; Bank Account #:                     ; ABA #:                     ; and SWIFT code:                     . If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

4.	CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

4.1.	Representations and Warranties.

The representations and warranties of the Company and the Parent Guarantor in Schedules C and D, respectively, shall be correct when made and at the time of the Closing.

4.2.	Performance; No Default.

The Company and the Parent Guarantor shall have performed and complied with all of their respective agreements and conditions contained in this Agreement required to be performed or complied with by each of the Company and the Parent Guarantor prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by paragraph 11 of Schedule C) no Default or Event of Default shall have occurred and be continuing. Neither the Parent Guarantor nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Sections 10.1, 10.3 or 10.4 had such Sections applied since such date.

4.3.	Compliance Certificates.

(a) Officer’s Certificates. The Company and the Parent Guarantor shall have each delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b) Secretary’s Certificates. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary or other appropriate officer, dated the date of Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement. The Parent Guarantor shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary or other appropriate officer, dated the date of Closing certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this Agreement.

4.4.	Opinions of Counsel.

Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from (i) Morrison & Foerster (UK) LLP, special United States counsel for the Company and the Parent Guarantor, covering the matters set forth in Exhibit 4.4(a)(i) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request and (ii) Taft Stettinius & Hollister LLP, special Indiana counsel for the Company, covering the matters set forth in Exhibit 4.4(a)(ii) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company and the Parent Guarantor hereby instruct their respective counsel to deliver such opinions to the Purchasers) and (b) from Bingham McCutchen LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

4.5.	Purchase Permitted By Applicable Law, Etc.

On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

4.6.	Sale of Other Notes.

Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule A.

4.7.	Payment of Special Counsel Fees.

Without limiting the provisions of Section 16.1, the Company and/or the Parent Guarantor shall have paid on or before the Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company and the Parent Guarantor at least one Business Day prior to the Closing.

4.8.	Private Placement Numbers.

A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for each series of the Notes.

4.9.	Changes in Corporate Structure.

Neither the Company nor the Parent Guarantor shall have changed its respective jurisdiction of incorporation or organization, as applicable, and neither the Company nor the Parent Guarantor shall have been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Annex 1 to Schedule D.

4.10.	Funding Instructions.

At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer of the Company on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and SWIFT code and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

4.11.	Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PARENT GUARANTOR.

The Company and the Parent Guarantor represent and warrant that all of their representations and warranties set forth in Schedules C and D, respectively, are true and correct as of the date hereof and are incorporated herein by reference with the same force and effect as though herein set forth in full.

6.	REPRESENTATIONS OF THE PURCHASERS.

6.1.	Purchase for Investment.

(a) Each Purchaser severally represents that it is an “accredited investor” within the meaning of Regulation D of the Securities Act and is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes nor does it intend to do so and, in any event, a Purchaser shall only reoffer or resell the Notes purchased by it in accordance with any available exemption from the requirements of Section 5 of the Securities Act, except as aforesaid.

(b) Without limiting the foregoing, each Purchaser severally agrees that it will not, directly or indirectly, resell the Notes purchased by it to a Person which it is aware is a Competitor (it being understood that such Purchaser shall advise any broker or intermediary acting on its behalf that such resale to a Competitor is limited hereby).

6.2.	Source of Funds.

Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by it hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company of the Parent Guarantor that would cause the QPAM and the Company or the Parent Guarantor to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company or the Parent Guarantor in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company or the Parent Guarantor and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company or the Parent Guarantor in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

7.	INFORMATION AS TO PARENT GUARANTOR.

7.1.	Financial and Business Information.

The Parent Guarantor shall deliver to each holder of Notes (other than a Competitor) that is an Institutional Investor:

(a) Quarterly Statements — within 60 days (with respect to Sections 7.1(a)(i) and 7.1(a)(ii)) and within 90 days (with respect to Sections 7.1(a)(iii) and 7.1(a)(iv)) (or, if applicable, such shorter period as is 15 days greater than the period applicable to the filing of each of the Parent Guarantor’s and the Company’s Quarterly Report, respectively, on Form 10-Q (the “Form 10-Q”) with the SEC) after the end of each quarterly fiscal period in each fiscal year of the Parent Guarantor and the Company, respectively (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i) a consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at the end of such quarter,

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter,

(iii) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(iv) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer of the Parent Guarantor and the Company, respectively as applicable, as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of each of the Parent Guarantor’s and/or the Company’s Form 10-Q, respectively, prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the relevant requirements of this Section 7.1(a), and provided, further, that each of the Parent Guarantor and the Company, as the case may be, shall be deemed to have made its delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and through the Parent Guarantor’s home page on the worldwide web (at the date of this Agreement located at: www.autoliv.com) and shall have given such holder prior notice of such availability on EDGAR and on its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);

(b) Annual Statements — within 180 days (or, if applicable, such shorter period as is 15 days greater than the period applicable to the filing of each of the Parent Guarantor’s and the Company’s Annual Report, respectively, on Form 10-K (the “Form 10-K”) with the SEC) after the end of each fiscal year of the Parent Guarantor and the Company, respectively, duplicate copies of,

(i) a consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at the end of such year, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries for such year,

(iii) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

(iv) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the consolidated financial position of the companies being reported upon and their consolidated results of operations and consolidated cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that, if applicable, the delivery within the time period specified above of each of the Parent Guarantor’s and the Company’s Annual Report, respectively, on 10-K for such fiscal year (together with the Parent Guarantor’s and the Company’s respective annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, shall be deemed to satisfy the requirements of this Section 7.1(b), provided, further, that the Parent Guarantor and the Company shall be deemed to have made such delivery of its Form 10-K if it shall have timely made Electronic Delivery thereof;

(c) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Parent Guarantor or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public securities holders generally (if applicable), and (ii) each regular or periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by such holder), and each final prospectus and all amendments thereto filed by the Parent Guarantor or any Subsidiary with the SEC or any similar Governmental Authority or securities exchange in any applicable jurisdiction;

(d) Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Parent Guarantor is taking or proposes to take with respect thereto;

(e) ERISA Matters; Foreign Pension Plans — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Parent Guarantor or an ERISA Affiliate or any other applicable member of the Group proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Parent Guarantor or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Parent Guarantor or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect; or

(iv) any event, transaction or condition with respect to any Foreign Pension Plan that would reasonably be expected to have a Material Adverse Effect;

(f) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Parent Guarantor or any of its Subsidiaries (including, but without limitation, if applicable, actual copies of the Parent Guarantor’s Form 10-Q and Form 10-K) or relating to the ability of the Parent Guarantor to perform its obligations hereunder or the ability of the Company to perform its obligations hereunder and under the Notes, all as from time to time may be reasonably requested by any such holder of Notes, including information readily available to the Parent Guarantor explaining the Parent Guarantor’s financial statements if such information has been requested by the SVO in order to assign or to maintain a designation of the Notes.

7.2.	Officer’s Certificate.

Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer of the Parent Guarantor setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate concurrent delivery of such certificate to each holder of Notes):

(a) Covenant Compliance — the information (including reasonably detailed calculations) reasonably required in order to establish whether the Parent Guarantor was in compliance with the requirements of Sections 10.3, 10.5(l) and 10.6(e) and any Additional Covenant incorporated herein by virtue of Section 9.8, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence and, in the event that Pre-Default GAAP shall be in effect, a reconciliation of such financial statements with Pre-Default GAAP showing, in reasonable detail, the effect of the application of Pre-Default GAAP), and, in connection with each delivery of annual financial statements, a list of Material Subsidiaries as of the date of such financial statements. In the event that the Parent Guarantor or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with any Additional Covenant under this Agreement pursuant to Section 24.3(d)) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election; and

(b) Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Parent Guarantor and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company and the Parent Guarantor shall have taken or propose to take with respect thereto.

7.3.	Visitation.

The Parent Guarantor shall permit the representatives of each holder of Notes (other than a Competitor) that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Parent Guarantor, to visit the principal executive office of the Parent Guarantor, to discuss the affairs, finances and accounts of the Parent Guarantor and its Subsidiaries with the Parent Guarantor’s officers, and (with the consent of the Parent Guarantor, which consent will not be unreasonably withheld) to visit the other offices and properties of the Parent Guarantor and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company and the Parent Guarantor to visit and inspect any of the offices or properties of the Parent Guarantor or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Parent Guarantor authorizes said accountants to discuss the affairs, finances and accounts of the Parent Guarantor and its Subsidiaries), all at such times and as often as may be requested.

7.4.	Limitation on Disclosure Obligation.

Neither the Company nor the Parent Guarantor shall be required to disclose the following information pursuant to Section 7.1(c)(i), 7.1(f) or 7.3:

(a) information that the Company or the Parent Guarantor determines after consultation with counsel qualified to advise on such matters that, notwithstanding the confidentiality requirements of Section 21, it would be prohibited from disclosing by applicable law or regulations without making public disclosure thereof or information which constitutes trade secrets; and

(b) information that, notwithstanding the confidentiality requirements of Section 21, the Company or the Parent Guarantor is prohibited from disclosing by the terms of an obligation of confidentiality contained in any agreement with any non-Affiliate binding upon the Company or the Parent Guarantor and not entered into in contemplation of this sub-clause (b), provided that the Company and/or the Parent Guarantor (as applicable) shall use commercially reasonable efforts to obtain consent from the party in whose favor the obligation of confidentiality was made to permit the disclosure of the relevant information and provided further that the Company and/or the Parent Guarantor (as applicable) has received a written opinion of counsel confirming that disclosure of such information without consent from such other contractual party would constitute a breach of such agreement.

Promptly after a request therefor from any holder of Notes that is an Institutional Investor, the Company and/or the Parent Guarantor (as applicable) will provide such holder with a written opinion of counsel (which may be addressed to the Company and/or the Parent Guarantor (as applicable)and which may be of an internal counsel) relied upon as to any requested information that the Company and/or the Parent Guarantor (as applicable) is prohibited from disclosing to such holder under circumstances described in this Section 7.4.

Under no circumstances shall the Parent Guarantor or any Subsidiary be required to disclose any information whatsoever under the terms of this Agreement to any Person that is a Competitor.

8.	PAYMENT AND PREPAYMENT OF THE NOTES.

8.1.	Maturity.

As provided therein, the entire unpaid principal balance of each series of the Notes shall be due and payable on the stated maturity date thereof.

8.2.	Optional Prepayments with Make-Whole Amount.

The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes of all series then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the Make-Whole Amount (if any) determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount (if any) for each series due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

8.3.	Prepayment for Tax Reasons.

If at any time as a result of a Change in Tax Law (as defined below) the Company or the Parent Guarantor is or becomes obligated to make any Additional Payments (as defined below) in respect of any payment of interest on account of any of the Notes and such Additional Payments would be in an aggregate amount equal to 5% or more of the aggregate amount of such interest payment on account of all of the Notes requiring such Additional Payments, the Company may give the holders of all affected Notes irrevocable written notice (each, a “Tax Prepayment Notice”) of the prepayment of such affected Notes on a specified prepayment date (which shall be a Business Day not less than 30 days nor more than 60 days after the date of such notice) and the circumstances giving rise to the obligation of the Company to make any Additional Payments and the amount thereof and stating that all of the affected Notes shall be prepaid on the date of such prepayment at 100% of the principal amount so prepaid together with interest accrued thereon to the date of such prepayment plus an amount equal to the Modified Make-Whole Amount for each such Note; except in the case of an affected Note if the holder of such Note shall, by written notice given to the Company no more than 20 days after receipt of the Tax Prepayment Notice, reject such prepayment of such Note (each, a “Rejection Notice”). Such Tax Prepayment Notice shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Modified Make-Whole Amount, if any, due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. The form of Rejection Notice shall also accompany the Tax Prepayment Notice and shall state with respect to each Note covered thereby that execution and delivery thereof by the holder of such Note shall operate as a permanent waiver of such holder’s right to receive the Additional Payments arising as a result of the circumstances described in the Tax Prepayment Notice in respect of all future payments of interest on such Note (but not of such holder’s right to receive any Additional Payments that arise out of circumstances not described in the Tax Prepayment Notice or which exceed the amount of the Additional Payment described in the Tax Prepayment Notice), which waiver shall be binding upon all subsequent transferees of such Note. The Tax Prepayment Notice having been given as aforesaid to each holder of the affected Notes, the principal amount of such Notes together with interest accrued thereon to the date of such prepayment plus an amount equal to the Modified Make-Whole Amount, shall become due and payable on such prepayment date, except in the case of Notes the holders of which shall timely give a Rejection Notice as aforesaid. Two Business Days prior to such prepayment, the Company shall deliver to each holder of a Note being so prepaid a certificate of a Senior Financial Officer specifying the calculation of such Modified Make-Whole Amount, if applicable, as of such prepayment date.

No prepayment of the Notes pursuant to this Section 8.3 shall affect the obligation of the Company to pay Additional Payments in respect of any payment made on or prior to the date of such prepayment. For purposes of this Section 8.3, any holder of more than one affected Note may act separately with respect to each affected Note so held (with the effect that a holder of more than one affected Note may accept such offer with respect to one or more affected Notes so held and reject such offer with respect to one or more other affected Notes so held).

The Company may not offer to repay or prepay Notes pursuant to this Section 8.3, (a) if a Default or Event of Default then exists, (b) until the Company shall have taken commercially reasonable steps to mitigate the requirement to make the related Additional Payments or (c) if the obligation to make such Additional Payments directly results or resulted from actions taken by the Company or any Subsidiary (other than actions required to be taken under applicable law), and any Tax Prepayment Notice given pursuant to this Section 8.3 shall certify to the foregoing and describe such mitigation steps, if any.

For purposes of this Section 8.3: “Additional Payments” means additional amounts required to be paid to a holder of any Note pursuant to Section 13 by reason of a Change in Tax Law; and a “Change in Tax Law” means (individually or collectively with one or more prior changes) (i) an amendment to, or change in, any law, treaty, rule or regulation of the United States of America after the date of the Closing, or an amendment to, or change in, an official interpretation or application of such law, treaty, rule or regulation after the date of the Closing, which amendment or change is in force and continuing and meets the opinion and certification requirements described below or (ii) in the case of any other jurisdiction that becomes a Taxing Jurisdiction after the date of the Closing, an amendment to, or change in, any law, treaty, rule or regulation of such jurisdiction, or an amendment to, or change in, an official interpretation or application of such law, treaty, rule or regulation, in any case after such jurisdiction shall have become a Taxing Jurisdiction, which amendment or change is in force and continuing and meets such opinion and certification requirements. No such amendment or change shall constitute a Change in Tax Law unless the same would in the opinion of the Company (which shall be evidenced by an Officer’s Certificate of the Company and supported by a written opinion of counsel (or other tax advisor(s)) having recognized expertise in the field of taxation in the Taxing Jurisdiction, both of which shall be delivered to all holders of the Notes prior to or concurrently with the Tax Prepayment Notice in respect of such Change in Tax Law) affect the deduction or require the withholding of any Tax imposed by such Taxing Jurisdiction on any payment payable on the Notes.

8.4.	Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes regardless of series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.5.	Maturity; Surrender, Etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount or Modified Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest, Make-Whole Amount or Modified Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.6.	Purchase of Notes.

Neither the Company nor the Parent Guarantor will, nor will either of them permit, any Affiliate which either of them directly or indirectly controls to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company, the Parent Guarantor or an Affiliate which either of them controls, directly or indirectly, pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions (except to the extent necessary to reflect differences in the interest rates and maturities of the Notes of different series). Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer and shall remain open for at least 30 days. If the holders of at least 33-1/3% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates) accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by the holders of the Notes of such offer shall be extended by the number of days necessary to give such remaining holders at least 15 days from receipt of such notice to accept such offer. A failure by a holder of Notes to respond prior to the last day on which such holder may respond (including any extension of such period pursuant to the terms of the preceding sentence) to an offer to purchase made pursuant to this Section 8.5 shall be deemed to constitute a rejection of such offer by such holder. The Company will promptly cancel all Notes acquired by it, the Parent Guarantor or any Affiliate which either of them directly or indirectly controls pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.7.	Make-Whole Amount and Modified Make-Whole Amount.

The terms “Make-Whole Amount” and “Modified Make-Whole Amount” mean, with respect to any Note of any series, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that neither the Make-Whole Amount nor Modified Make-Whole Amount may in any event be less than zero. For the purposes of determining the Make-Whole Amount or Modified Make-Whole Amount, the following terms have the following meanings:

“Applicable Percentage” in the case of a computation of the Modified Make-Whole Amount for purposes of Section 8.3 means 1.00% (100 basis points), and in the case of a computation of the Make-Whole Amount for any other purpose means 0.50% (50 basis points).

“Called Principal” means, with respect to any Note of any series, the principal of such Note that is to be prepaid pursuant to Section 8.2 or 8.3or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note of any series, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note of any series, the sum of (i) the Applicable Percentage plus (ii) the yield to maturity implied by (A) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (B) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for applicable on the run U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable on the run U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable on the run U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note of any series, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2, 8.3 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note of any series, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or 8.3 has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

8.8.	Change of Control Prepayment Offer.

(a) Promptly upon becoming aware that a Change of Control has occurred (and in any event not later than ten (10) Business Days thereafter), the Company shall give written notice (the “Change of Control Notice”) of such fact to all holders of the Notes. The Change of Control Notice shall (i) describe the facts and circumstances of such Change of Control in reasonable detail, (ii) refer to this Section 8.8 and the rights of the holders hereunder and (iii) contain an offer by the Company to prepay the entire unpaid principal amount of Notes held by each holder at 100% of the principal amount of such Notes at par (without any make-whole, premium, penalty or Make-Whole Amount or Modified Make-Whole Amount whatsoever or howsoever described), together with interest accrued thereon to the prepayment date selected by the Company, which prepayment shall be on a date specified in the Change of Control Notice, which date shall be a Business Day not less than 30 nor more than 60 days after such Change of Control Notice is given should any agreement to the contrary with respect to such payment date not be reached among the Company and each of the holders of the Notes.

(b) A holder of Notes may accept the offer to prepay made pursuant to this Section 8.8 by causing a notice of such acceptance to be delivered to the Company not more than 25 days after the date of the written offer notice referred to in subsection (a) of this Section 8.8. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.8 shall be deemed to constitute rejection of such offer by such holder.

(c) On the prepayment date specified in the Change of Control Notice, the entire unpaid principal amount of the Notes held by each holder of Notes which has accepted such prepayment offer, together with interest accrued thereon to the prepayment date (without any make-whole, premium, penalty or Make-Whole Amount or Modified Make-Whole Amount whatsoever or howsoever described), shall become due and payable.

(d) For purposes of this Section 8.8, “Change of Control” means an act or event by which, subsequent to the date of Closing, any single person, or group of persons acting in concert, acquires Control of the Parent Guarantor. As used in this Section 8.8, “Control” means the power to direct the management and policies of an entity by controlling 50% or more of the voting capital of such entity, whether through the ownership of voting capital, by contract or otherwise.

8.9.	OFAC Sanctions.

(a) Within five Business Days after the Company’s receipt of notice from any Affected Noteholder that a Noteholder Sanctions Violation has occurred with respect to such Affected Noteholder as a result of any OFAC Event, which notice shall (i) refer specifically to this Section 8.9 and describe in reasonable detail such Noteholder Sanctions Violation and such OFAC Event and (ii) be accompanied by an opinion of nationally recognized independent counsel in the appropriate jurisdiction to the effect that a Noteholder Sanctions Violation shall have occurred with respect to such Affected Noteholder, the Company shall by written notice (a “Sanctions Prepayment Notice”) delivered to such Affected Noteholder an offer to prepay on a Business Day not less than 30 days and not more than 60 days after the date of such Sanctions Prepayment Notice (the “Sanctions Prepayment Date”) the Notes of such Affected Noteholder, at 100% of the principal amount of such Notes at par (and without any make-whole, premium, penalty, Make-Whole Amount or Modified Make-Whole Amount whatsoever or however described), together with interest accrued thereon to the Sanctions Prepayment Date, and specify the Sanctions Prepayment Response Date (as defined below). Such Affected Noteholder shall notify the Company of such Affected Noteholder’s acceptance or rejection of such offer by giving written notice of such acceptance or rejection to the Company on a date at least ten Business Days prior to the Sanctions Prepayment Date (such date ten Business Days prior to the Sanctions Prepayment Date being the “Sanctions Prepayment Response Date”). If such Affected Noteholder has accepted the Company’s prepayment offer in accordance with this Section 8.9, on the Sanctions Prepayment Date, the entire unpaid principal amount of the Notes held by such holder of Notes which has accepted such prepayment offer, together with interest accrued to the Sanctions Prepayment Date (but without any make-whole, premium, penalty, Make-Whole Amount or Modified Make-Whole Amount whatsoever or howsoever described), shall become due and payable. The failure by such Affected Noteholder to respond to such offer in writing on or before the Sanctions Prepayment Response Date shall be deemed to be a rejection of such offer. Under no circumstances shall any Affected Noteholder who has rejected (or who has been deemed to have rejected) any such offer have any right to claim a Default or Event of Default relating to the OFAC Event relating to such offer.

(b) No prepayment of any Note shall be permitted pursuant to this Section 8.9 as a result of any OFAC Event if a Prohibited Subsequent Action shall have occurred with respect to such OFAC Event.

(c) Promptly, and in any event within five (5) Business Days, after the Company’s receipt of notice from any Affected Noteholder that a Noteholder Sanctions Violation shall have occurred with respect to such Affected Noteholder as a result of any OFAC Event, the Company shall forward a copy of such notice to each holder of Notes.

(d) Notwithstanding anything to the contrary contained in this Section 8.9, if an OFAC Event has occurred but (i) the Parent Guarantor and/or its Controlled Entities have taken such action(s) in relation to their activities so as to remedy any violation of Section 10.4(b)(ii) (as applicable) prior to the applicable Sanctions Prepayment Date (such that such Affected Noteholder(s) shall not be in violation of any law or regulation applicable to such Affected Noteholder or subject to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions), then the Company shall not be obliged to prepay such Affected Notes in relation to such OFAC Event which is no longer continuing.

(e) Notwithstanding the provisions of Section 8.9(a), if any Affected Noteholder that has given written notice to the Company of its acceptance of the Company’s prepayment offer in accordance with this Section 8.9 also gives notice to the Company prior to the relevant Sanctions Prepayment Date that it has determined (in its sole discretion) that it requires clearance from any United States Governmental Authority in order to receive a prepayment pursuant to this Section 8.9, the principal amount of the Affected Noteholder’s Notes, together with interest accrued thereon to the date of prepayment, shall become due and payable on the later of (i) such Sanctions Prepayment Date and (ii) the date that is 10 Business Days after such Affected Noteholder gives notice to the Company that it is entitled to receive a prepayment pursuant to this Section 8.9, and in any event, any such delay in accordance with the foregoing clause (e)(ii) shall not be deemed to give rise to any Default or Event of Default.

9.	AFFIRMATIVE COVENANTS.

The Company and/or the Parent Guarantor (as applicable) covenant that so long as any of the Notes are outstanding:

9.1.	Compliance with Law.

Without limiting Section 10.4, the Parent Guarantor will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, Environmental Laws, the USA Patriot Act and the other laws and regulations that are referred to in paragraph 16 of Schedule D hereto, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

9.2.	Insurance.

The Parent Guarantor will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3.	Maintenance of Properties.

Subject to Sections 10.2 and 10.3, the Parent Guarantor will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company, the Parent Guarantor or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Parent Guarantor has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4.	Payment of Taxes and Claims.

The Parent Guarantor will, and will cause each of its Subsidiaries to, file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent the same have become due and payable and before they have become delinquent, provided that neither the Parent Guarantor nor any Subsidiary need pay any such tax, assessment, charge or levy if (i) the amount, applicability or validity thereof is contested by the Parent Guarantor or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Parent Guarantor or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Parent Guarantor or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges and levies in the aggregate would not reasonably be expected to have a Material Adverse Effect.

9.5.	Corporate Existence, Etc.

Subject to Section 10.2, each of the Company and the Parent Guarantor will at all times preserve and keep in full force and effect its respective corporate existence. Subject to Sections 10.2 and 10.3, the Parent Guarantor will at all times preserve and keep in full force and effect the corporate (or similar) existence of each of its Subsidiaries (unless merged into the Parent Guarantor or another Subsidiary) and all rights and franchises of the Parent Guarantor and its Subsidiaries unless, in the good faith judgment of the Parent Guarantor, the termination of or failure to preserve and keep in full force and effect such existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect. Subject to Section 10.2, the Company shall at all times remain a Subsidiary of the Parent Guarantor.

9.6.	Books and Records.

The Parent Guarantor will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with (a) GAAP and (b) all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Parent Guarantor or such Subsidiary, as the case may be, except where failure to so maintain proper books of record and account in conformity with all applicable requirements of any applicable Governmental Authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.7.	Subsidiary Guarantors.

The Parent Guarantor may, at its election (but subject in all cases to the last paragraph of this Section 9.7), at any time or from time to time, cause any Subsidiary which is not then a Subsidiary Guarantor to become a Subsidiary Guarantor if the following conditions are satisfied:

(a) each holder of a Note shall have received an executed Subsidiary Guaranty Agreement from such Subsidiary Guarantor;

(b) each holder of a Note shall have received an opinion or opinions of independent counsel in all applicable jurisdictions to the combined effect that such Subsidiary Guaranty Agreement of such Subsidiary has been duly authorized, executed and delivered by such Subsidiary, constitutes a legal, valid and binding obligation enforceable against such Subsidiary Guarantor in accordance with its terms, and, that the obligation of such Subsidiary Guarantor under such Subsidiary Guaranty Agreement rank at least pari passu in right of payment with all of such Subsidiary Guarantor’s other unsecured and unsubordinated Indebtedness (except for those obligations that are mandatorily afforded priority by operation of bankruptcy, insolvency, liquidation or similar laws of general application), all as subject to any exceptions and assumptions of the type set forth in the opinions referenced in Section 4.4 and as are reasonable under the circumstances in respect to the relevant jurisdiction, provided, however, that such opinion shall confirm that such Subsidiary Guaranty Agreement is not subject to any legal limitations or restrictions that are not equally applicable to the Indebtedness with which Indebtedness in respect of such Subsidiary Guaranty Agreement is to rank pari passu in right of payment as set forth above so as such holders would not realize the practical benefits of such Subsidiary Guaranty Agreement;

(c) each holder of a Note shall have received a certificate of the Secretary or a Director (or similar official) of the new Subsidiary Guarantor as to due authorization, charter documents, board resolutions and the incumbency of officers;

(d) in the case of an Subsidiary Guarantor not located in the United States of America, each holder of a Note shall have received evidence of (i) the appointment of Corporation Service Company (or any successor to the duties thereof) as such Subsidiary Guarantor’s agent to receive, for it and on its behalf service of process in the State of New York with respect thereto and (ii) the payment of fees for such service through April 23, 2030; and

(e) each holder of a Note shall have received a certificate of a Senior Financial Officer of the Parent Guarantor certifying that at such time and immediately after giving effect to such Subsidiary Guaranty Agreement no Default or Event of Default shall have occurred and be continuing.

At the election of the Parent Guarantor and by written notice to each holder of Notes, any Subsidiary Guarantor may be discharged from all of its obligations and liabilities under its Subsidiary Guaranty Agreement and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by such holders or any other Person, provided, in each case, that (i) after giving effect to such release no Default or Event of Default shall have occurred and be continuing, (ii) no amount is then due and payable under such Subsidiary Guaranty Agreement, (iii) each holder of Notes shall have received a certificate of a Senior Financial Officer of the Parent Guarantor to the foregoing effect and setting forth the information (including reasonably detailed computations) reasonably required to establish compliance with the foregoing requirements and (iv) any remuneration, whether by way of supplemental or additional interest, fee or similar payment made or security granted or credit support provided, to any creditor under any Principal Bank Facility as consideration for or as an inducement to the release of the Guaranty provided by such Subsidiary Guarantor with respect to such Principal Bank Facility, shall be paid, granted or provided, on substantially equivalent terms, ratably to the holders of all of the Notes then outstanding.

Each Subsidiary which is a guarantor under any Principal Bank Facility shall, at all times it is so acting as such a guarantor, be a Subsidiary Guarantor.

9.8.	Most Favored Lender Provision.

Excluding all terms, conditions and covenants of any Principal Bank Facility as the same are in effect on the date of Closing, if at any time any Principal Bank Facility shall include any Financial Covenant and such provision is not contained in this Agreement or would be more beneficial to the holders of Notes than any analogous provision contained in this Agreement (any such provision, together with any related definitions (including, without limitation, any term defined therein with reference to the application of generally accepted accounting principles, as identified in such Principal Bank Facility), an “Additional Covenant”), then the Parent Guarantor shall promptly, and in any event within ten (10) Business Days thereof, provide a Most Favored Lender Notice with respect to each such Additional Covenant. Thereupon, unless waived in writing by the Required Holders within ten days of the holders’ receipt of such notice, such Additional Covenant shall be deemed incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein, effective as of the date when such Additional Covenant became effective under the relevant Principal Bank Facility. Thereafter, upon the request of any holder of a Note, the Company and the Parent Guarantor shall at their expense enter into any additional agreement or amendment to this Agreement reasonably requested by such holder evidencing any of the foregoing. Any Additional Covenant incorporated into this Agreement pursuant to this provision, (i) shall remain unchanged herein notwithstanding any temporary waiver of such Additional Covenant under the applicable Principal Bank Facility, (ii) shall be deemed automatically amended herein to reflect any subsequent amendments agreed and implemented in relation to such Additional Covenant under the applicable Principal Bank Facility and (iii) shall be deemed deleted from this Agreement at such time as such Additional Covenant is deleted or otherwise removed from or is no longer in effect under or pursuant to the applicable Principal Bank Facility or such applicable Principal Bank Facility is terminated and no amounts are outstanding thereunder, provided in each case that any consideration paid or provided to any holder of Indebtedness under the applicable Principal Bank Facility in connection with an event contemplated by subpart (ii) or (iii) above is paid to each holder of Notes at the same time and on equivalent terms; and provided further that no Additional Covenant shall be so deemed automatically amended or deleted during any time that a Default or Event of Default has occurred and is continuing. For the avoidance of doubt, by execution hereof the parties hereto acknowledge and agree that there are no Financial Covenants outstanding under any Principal Bank Facility as of the date hereof.

9.9.	Priority of Obligations.

The Company will ensure that its payment obligations under this Agreement and the Notes will at all times rank at least pari passu in right of payment with all other unsecured and unsubordinated Indebtedness of the Company, except for such Indebtedness as would, by virtue only of the law in force in the jurisdiction in which the Company is organized, be preferred by operation of bankruptcy, insolvency, liquidation or similar laws of general application. The Parent Guarantor will ensure that its payment obligations under this Agreement will at all times rank at least pari passu in right of payment with all other unsecured and unsubordinated Indebtedness of the Parent Guarantor, except for such Indebtedness as would, by virtue only of the law in force in the jurisdiction in which the Parent Guarantor is organized, be preferred by operation of bankruptcy, insolvency, liquidation or similar laws of general application. The Parent Guarantor will ensure that the payment obligations of each Subsidiary Guarantor under its respective Subsidiary Guaranty Agreement will at all times rank at least pari passu in right of payment with all other unsecured and unsubordinated Indebtedness of such Subsidiary Guarantor, except for such Indebtedness as would, by virtue only of the law in force in the jurisdiction in which such Subsidiary Guarantor is organized, be preferred by operation of bankruptcy, insolvency, liquidation or similar laws of general application.

10.	NEGATIVE COVENANTS.

The Parent Guarantor covenants that so long as any of the Notes are outstanding:

10.1.	Transactions with Affiliates.

The Parent Guarantor will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Parent Guarantor or any Subsidiary (or any Person which becomes a Subsidiary after such transaction)), except pursuant to the reasonable requirements of the Parent Guarantor’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Parent Guarantor or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

10.2.	Merger, Consolidation, Etc.

Except as permitted by Section 10.3, neither the Company, the Parent Guarantor, nor any Subsidiary Guarantor will consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

(a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company, the Parent Guarantor or such Subsidiary Guarantor as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of a Permitted Jurisdiction, and, if the Company, the Parent Guarantor or such Subsidiary Guarantor is not such corporation or limited liability company, (i) such corporation or limited liability company shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and, in the case of any successor to the Company only, the Notes (or, in the case of any Subsidiary Guarantor, the Subsidiary Guaranty Agreement to which such Subsidiary Guarantor is a party) and (ii) such corporation or limited liability company shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; in the case of any successor corporation or limited liability company not located in the United States of America, each holder of a Note shall have received evidence of (i) the appointment of Corporation Service Company (or any successor to the duties thereof) as such Person’s agent to receive, for it and on its behalf, service of process in the State of New York with respect thereto and (ii) the payment of fees for such service through April 23, 2030;

(b) each Subsidiary Guarantor under any Subsidiary Guaranty Agreement that is outstanding at the time such transaction or each transaction in such a series of transactions occurs reaffirms its obligations under such Subsidiary Guaranty Agreement in writing at such time; and

(c) immediately before and immediately after giving effect to such transaction or each transaction in any such series of transactions, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of substantially all of the assets of the Company or the Parent Guarantor shall have the effect of releasing the Company, the Parent Guarantor or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under this Agreement, or in the case of the Company or any successor thereto only, the Notes (or, in the case of any Subsidiary Guarantor, the Subsidiary Guaranty Agreement to which such Subsidiary Guarantor is party).

10.3.	Sale of Assets.

Except as permitted by Section 10.2, the Parent Guarantor will not, and will not permit any Subsidiary to, directly or indirectly, sell, lease, transfer or otherwise dispose of (each, or any combination thereof, being a “Disposition”) any of its assets unless, after giving effect to such proposed Disposition, the aggregate net book value of all assets of the Group that were the subject of Dispositions made during the 365-day period ending on the date of such proposed Disposition does not exceed 10% of Consolidated Total Assets (to be determined as at the end of the immediately preceding financial year), provided that the following Dispositions shall not be taken into account for purposes of this Section 10.3:

(a) Dispositions made in the ordinary course of business;

(b) any Disposition of assets from one member of the Group to another member of the Group (including any Person which immediately following such Disposition becomes a member of the Group), but excluding the transfer (whether in one transaction or a series of related transactions) of any material operating assets to a Finance Subsidiary; provided, that any such Disposition pursuant to this clause (b) (other than transfers of cash) is made for full market consideration;

(c) Dispositions of assets or businesses on arm’s length terms in return for other assets of comparable or greater value or businesses of a similar nature with comparable or greater value or earnings generation potential;

(d) Dispositions made at arm’s length and on normal commercial terms of assets which are obsolete, redundant or are no longer required for the business of the Parent Guarantor or any Subsidiary;

(e) Dispositions of assets acquired in an acquisition subsequent to Closing if (i) such assets are outside the principal business areas to which the assets acquired, taken as a whole, relate, and (ii) such assets are sold or disposed of for cash or any other consideration which represents the fair market value thereof;

(f) Dispositions of cash for purposes not otherwise prohibited by this Agreement and on arm’s length terms; or

(g) any other Disposition for fair value to the extent that the net proceeds of such Disposition (or an amount equal thereto) are and/or were used within 365 days before or after the date thereof for either or both of:

(i) investment in or the purchase, acquisition, development, redevelopment or construction of assets or businesses which are to be used or useful in the business of the Parent Guarantor or any Subsidiary (or the payment of Indebtedness incurred to fund the cost of such investment, purchase, acquisition, development, redevelopment or construction, so long as such Indebtedness was incurred within 365 days before and/or after the date of the Disposition in question); or

(ii) the repayment of outstanding unsubordinated Indebtedness of the Parent Guarantor or any Subsidiary (other than Indebtedness owing to the Parent Guarantor, any Subsidiary or any Affiliate which the Parent Guarantor directly or indirectly controls) provided that any such repayment or prepayment of Indebtedness shall at or about the same time include an offer, which offer shall be on the same terms and conditions as to each holder of a Note and shall remain outstanding for at least 30 days (and the requirements of this Section 10.3(g)(ii) shall be deemed satisfied if such offer is made and, to the extent accepted, consummated), from the Company to the holders of all outstanding Notes, to prepay a pro rata portion of such Notes, such pro rata portion of the Notes to be calculated by multiplying (A) the aggregate amount of such proceeds to be so used in such repayment or prepayment of unsubordinated Indebtedness (including the Notes) by (B) a fraction, the numerator of which is the aggregate principal amount of the Notes outstanding and the denominator of which is the aggregate principal amount of all unsubordinated Indebtedness of the Group outstanding (including the Notes, but excluding Indebtedness owing to the Parent Guarantor, any Subsidiary or any Affiliate which the Parent Guarantor directly or indirectly controls, and in each case calculated immediately prior to such repayment or prepayment); provided further, however, that in all cases such prepayment shall be at par without any make-whole, premium, penalty, Make-Whole Amount or Modified Make-Whole Amount whatsoever or howsoever described.

10.4.	Terrorism Sanctions Regulations.

The Parent Guarantor will not, nor will it permit any Controlled Entity to, (a) become a Blocked Person or (b) have any investments in, or knowingly engage in any dealings or transactions with, any Blocked Person where such investments, dealings, or transactions would result in either (i) the Parent Guarantor or a Controlled Entity being in violation of any applicable law, except to the extent such violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) any holder of a Note (an “Affected Noteholder”) being in violation of any laws or regulations applicable to such Affected Noteholder or subject to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions (any such violation described in this clause (ii), a “Noteholder Sanctions Violation”); provided that, a breach of clause (b)(ii) of this Section 10.4 as a result of any OFAC Event shall only occur with respect to any Noteholder Sanctions Violation if (A) the Noteholder Sanctions Violation directly resulted from actions taken by the Parent Guarantor or any Controlled Entity after the occurrence of such OFAC Event (“Prohibited Subsequent Actions”) or (B) so long as no Prohibited Subsequent Actions have occurred, (1) the Affected Noteholder with respect to such Noteholder Sanctions Violation has provided the Company with written notice of such Noteholder Sanctions Violation and such other information contemplated by Section 8.9 with respect thereto and (2) the Company shall have failed to comply with Section 8.9 with respect to such Noteholder Sanctions Violation.

10.5.	Liens.

The Parent Guarantor will not, and will not permit any Subsidiary to, create, assume or suffer to exist any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except:

(a) any Lien for taxes, assessments or other governmental charges or levies not yet due to the extent that nonpayment thereof is permitted by Section 9.4;

(b) any Lien of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Parent Guarantor or a Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured, in each case to the extent that nonpayment thereof is permitted by Section 9.4;

(c) any Lien securing Indebtedness of any member of the Group to another member of the Group which is not a Finance Subsidiary;

(d) (i) any netting or set-off arrangement entered into by any member of the Group (A) in the ordinary course of its banking arrangements (including pursuant to cash management and cash pooling or similar arrangements) or (B) in connection with Swap Contracts entered into in the ordinary course of business (and not for investment or speculative purposes) and (ii) any Lien comprising a right of set-off which arises by operation of law;

(e) any Lien arising by operation of law and incidental to the normal conduct of business or the ownership of properties and assets (including but not limited to Liens in connection with worker’s compensation, social security, unemployment insurance and other like laws, warehousemen’s and attorneys’ liens and statutory landlords’ liens, Liens encumbering goods and documents of title with respect to such goods, any rights of setoff and other Liens arising by operation of law) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory or planning obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business, in each such case, not in connection with the borrowing of money;

(f) any Lien on an asset (including any asset of any Person at the time such Person becomes a member of the Group) acquired by a member of the Group after the date of this Agreement and in existence at the time of such acquisition but only to the extent (i) that the principal amount secured by that Lien has not been incurred or increased in contemplation of, or since, such acquisition, (ii) such Lien attaches solely to the asset acquired and (iii) the portion of such Indebtedness permitted to be secured pursuant to the provisions of this clause (f) shall not exceed the lesser of the total purchase price or fair market value of such asset at the time of acquisition (as determined in good faith by a Senior Financial Officer of the Parent Guarantor), so long as such Lien shall be discharged within 365 days of such acquisition;

(g) any Lien existing on the date of the Closing and described in Schedule 10.5;

(h) any Lien incurred after the Closing given to secure Indebtedness incurred after the Closing in connection with the acquisition (including an acquisition pursuant to a finance lease arrangement), modification, improvement, development or redevelopment of any property, asset (or documents of title thereto) or part thereof (the “New Property”) which is useful and intended to be used in carrying on the business of the Parent Guarantor or one or more of its Subsidiaries, including, without limitation, Liens existing on such New Property at the time of acquisition thereof, whether or not such existing Liens were given to secure the payment of the purchase price of the New Property to which they attach provided that (i) the Lien shall attach solely to the New Property acquired, modified, improved, developed or redeveloped, (ii) the portion of such Indebtedness permitted to be secured pursuant to the provisions of this clause (h) shall not exceed the lesser of the total purchase price and the fair market value of such New Property at the time of acquisition, modification, improvement, development or redevelopment of such New Property (as determined in good faith by a Senior Financial Officer of the Parent Guarantor), and (iii) such Lien is created or assumed with respect to such New Property at the time of, or within 365 days of such acquisition, modification, improvement, development or redevelopment;

(i) leases, subleases, minor encumbrances, covenants, easements or reservations, or for rights-of-way, utilities and other similar purposes or zoning and other restrictions as to the use of real properties, minor survey exceptions and the like, provided, that the aggregate of such Liens do not materially detract from the value of such property;

(j) any title transfer, conditional sale or retention of title arrangement entered into by the Parent Guarantor or any Subsidiary in the normal course of its trading activities on the counterparty’s standard or usual terms and any Lien created or subsisting in the ordinary course of business (in connection with the provision of documentary letters of credit) and not in connection with the borrowing of money over documents of title, insurance policies or sale contracts in relation to commercial goods to secure the purchase price of such goods;

(k) any renewal, extension, refinancing or replacement of any Lien securing Indebtedness specified in clauses (f), (g) and (h) above, provided that such Lien secures only the Indebtedness secured by the Lien it replaces and the Lien is not extended to any additional assets, the aggregate amount of the Indebtedness secured thereby is not increased, and any such Lien securing refinanced Indebtedness specified in clause (f) above is discharged within 365 days of the original incurrence thereof; and

(l) Liens in addition to those described in clauses (a) through (k); provided that the sum (without duplication) of (i) (x) the aggregate unpaid principal amount of all Indebtedness secured by Liens permitted pursuant to this clause (l) plus (y) the aggregate book value of property subject to Liens that do not secure Indebtedness and are permitted pursuant to this clause (l) plus (ii) the aggregate unpaid principal amount of all Indebtedness of Subsidiaries outstanding pursuant to Section 10.6(e) does not at any time exceed 20% of Consolidated Total Assets determined as of the last date of the fiscal quarter then most recently ended; provided further, that in no event shall the sum of (x) all Indebtedness of the Company and Indebtedness of U.S. Subsidiaries secured by Liens permitted pursuant to this clause (l) plus (y) the aggregate book value of property of U.S. Subsidiaries subject to Liens that do not secure Indebtedness and are permitted pursuant to this clause (l), together (without duplication) with all U.S. Subsidiary Indebtedness permitted by Section 10.6(e) at any time, exceed 10% of Consolidated U.S. Total Assets determined as of the last date of the fiscal quarter then most recently ended; and provided, further that notwithstanding the foregoing provisions of this Section 10.5(l), the Parent Guarantor shall not, and shall not permit any Subsidiary to, (i) create or permit to exist any Lien on any property securing Indebtedness outstanding or issued under any Principal Bank Facility unless and until all obligations (the “Note Obligations”) of the Parent Guarantor, the Company or any Subsidiary Guarantor under this Agreement, the Notes, and the Subsidiary Guaranty Agreement to which such Subsidiary Guarantor is party shall concurrently be secured equally and ratably with such Indebtedness pursuant to an agreement or agreements reasonably acceptable to the Required Holders or (ii) create or permit to exist any Lien on any property securing Indebtedness owing to a Finance Subsidiary (other than a Subsidiary Guarantor) which is an obligor in respect of a Principal Bank Facility unless through an intercreditor agreement or otherwise, the holders of the Note Obligations are given a claim against such Indebtedness which is pari passu in right of payment with the claim in respect of the Principal Bank Facility.

Without in any way constituting a waiver or cure of any Default or Event of Default arising therefrom, in case any property or asset is subjected to a Lien not permitted by this Section 10.5, the Parent Guarantor will make or cause to be made provision whereby the Notes (and any guaranty delivered in connection herewith) will be secured, to the full extent permitted under applicable law, equally and ratably with all other obligations secured thereby, and in any case the Notes shall (but only upon such property or asset becoming subjected to a Lien not permitted by this Section 10.5) have the benefit, to the full extent that the holders may be entitled thereto under applicable law, of an equitable Lien so equally and ratably securing the Notes.

10.6.	Limitation on Subsidiary Indebtedness.

The Parent Guarantor will not permit any Subsidiary (other than the Company and any Subsidiary Guarantor) to create, assume, incur or guarantee or otherwise be or become liable in respect of any Indebtedness other than:

(a) Indebtedness of any Subsidiary outstanding on the date of Closing, as described in Annex 4 to Schedule D, and the extension, renewal, or replacement of such Indebtedness to the extent that the principal amount of such Indebtedness is not increased;

(b) Indebtedness owing to another member of the Group;

(c) Acquired Subsidiary Indebtedness and any extension, renewal or replacement thereof so long as the original principal amount shall not be increased, provided that such Indebtedness be repaid or retired within 365 days of the date on which such Person becomes a Subsidiary;

(d) Indebtedness of a Finance Subsidiary;

(e) Indebtedness not otherwise permitted by the foregoing clauses (a) through (d) above, provided that after giving effect thereto the sum (without duplication) of (i) the aggregate principal amount of all unpaid Indebtedness permitted pursuant to this clause (e) plus (ii) sum of (x) the aggregate unpaid principal amount of all Indebtedness secured by Liens permitted by Section 10.5(l) plus (y) the aggregate book value of property subject to Liens that do not secure Indebtedness and are permitted pursuant to Section 10.5(l) does not exceed 20% of Consolidated Total Assets determined as of the last date of the fiscal quarter then most recently ended, and, provided further, that in no event shall U.S. Subsidiary Indebtedness not otherwise permitted by the foregoing clauses (a) through (d) above, together (without duplication) with the sum of (x) the aggregate unpaid principal amount of all Indebtedness of the Company and Indebtedness of U.S. Subsidiaries secured by Liens permitted pursuant to Section 10.5(l) plus (y) the aggregate book value of property of U.S. Subsidiaries subject to Liens that do not secure Indebtedness and are permitted pursuant to Section 10.5(l) at any time exceed 10% of Consolidated U.S. Total Assets determined as of the last date of the fiscal quarter then most recently ended.

For purposes of the foregoing clause (e), any Subsidiary Guarantor which is discharged from its Subsidiary Guaranty Agreement pursuant to Section 9.7 shall be deemed to have incurred all of its remaining Indebtedness on the date such Subsidiary Guaranty Agreement is discharged).

10.7.	Line of Business.

The Parent Guarantor will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Parent Guarantor and its Subsidiaries, taken as a whole, and other reasonably related businesses and/or activities, would then be engaged would be substantially changed from the general nature of the business in which the Parent Guarantor and its Subsidiaries, taken as a whole, and other reasonably related businesses and/or activities, are engaged on the date of this Agreement.

11.	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make-Whole Amount or Modified Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; provided that such failure shall not be an Event of Default if it occurs solely from any technical or administrative error and such failure is remedied within three Business Days after the due date for payment; or

(b) the Company defaults in the payment of any interest on any Note or any amount payable pursuant to Section 13 for more than five Business Days after the same becomes due and payable; or

(c) the Parent Guarantor defaults in the performance of or compliance with any term contained in Section 7.1(d) or any Additional Covenant (beyond the grace period, if any, provided for a breach of such covenant in the Principal Bank Facility from which such Additional Covenant is taken); or

(d) the Company, the Parent Guarantor or any Subsidiary Guarantor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in any Subsidiary Guaranty Agreement and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company or the Parent Guarantor receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e) any representation or warranty made in writing by or on behalf of the Company or the Parent Guarantor or by any officer of the Company or the Parent Guarantor in this Agreement or by or on behalf of any Subsidiary Guarantor or by any officer thereof in the Subsidiary Guaranty Agreement to which it is a party or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f) (i) the Parent Guarantor, the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least €50,000,000 beyond any period of grace provided with respect thereto or (ii) the Parent Guarantor, the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least €50,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition (other than solely as a result of any condition which is a Change of Control, in which event the terms and provisions of Section 8.8 shall govern) exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment; or

(g) the Parent Guarantor or any Material Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation (other than in connection with a solvent liquidation of a Material Subsidiary other than the Company) or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated (other than in connection with a solvent liquidation of a Material Subsidiary other than the Company), or (vi) takes corporate action for the purpose of any of the foregoing; or

(h) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Parent Guarantor or any of its Material Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Parent Guarantor or any of its Material Subsidiaries, or any such petition shall be filed against the Parent Guarantor or any of its Material Subsidiaries and such petition shall not be dismissed within 60 days; or

(i) any event occurs with respect to the Parent Guarantor or any of its Material Subsidiaries which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or (h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceedings described in Section 11(g) or (h); or

(j) (i) any Subsidiary Guaranty Agreement shall cease to be in full force and effect for any reason whatsoever (except as otherwise permitted hereunder and under such Subsidiary Guaranty Agreement), including, without limitation, a determination by any Governmental Authority that such Subsidiary Guaranty Agreement is invalid, void or unenforceable or (ii) any Subsidiary Guarantor shall contest or deny in writing the validity or enforceability of any of its obligations under its Subsidiary Guaranty Agreement; or

(k) one or more final judgments or court orders for the payment of money aggregating in excess of €50,000,000, including, without limitation, any final order enforcing a binding arbitration decision, are rendered against one or more of the Parent Guarantor and its Material Subsidiaries and which judgments or orders are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(l) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Parent Guarantor or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the sum of (x) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, plus (y) the amount (if any) by which the aggregate present value of accrued benefit liabilities under all funded Foreign Pension Plans exceeds the aggregate current value of the assets of such Foreign Pension Plans allocable to such liabilities, shall exceed €100,000,000 (or its equivalent in any other currency), (iv) the Parent Guarantor or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Parent Guarantor or any ERISA Affiliate withdraws from any Multiemployer Plan, (vi) the Parent Guarantor or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Parent Guarantor or any Subsidiary thereunder, (vii) the Parent Guarantor or any Subsidiary fails to administer or maintain a Foreign Pension Plan in compliance with the requirements of any and all applicable laws, status, rules, regulations or court orders or any Foreign Pension Plan is involuntarily terminated or wound up, or (viii) the Parent Guarantor or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Foreign Pension Plans; and any such event or events described in clauses (i) through (viii) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect.

As used in Section 11(l), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

12.	REMEDIES ON DEFAULT, ETC.

12.1.	Acceleration.

(a) If an Event of Default with respect to the Company or the Parent Guarantor described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company and the Parent Guarantor, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company and the Parent Guarantor, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon in respect of any series of the Notes at the Default Rate for such series, if applicable) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company and the Parent Guarantor acknowledge, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company or the Parent Guarantor (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2.	Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or Subsidiary Guaranty Agreement, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3.	Rescission.

At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company or the Parent Guarantor, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount or Modified Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount or Modified Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate for the applicable series, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4.	No Waivers or Election of Remedies, Expenses, Etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Subsidiary Guaranty Agreement or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 16, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13.	TAX INDEMNIFICATION.

All payments whatsoever under this Agreement and the Notes will be made by the Company or the Parent Guarantor, as applicable, in lawful currency of the United States of America free and clear of, and without liability or withholding or deduction for or on account of, any present or future Taxes of whatever nature imposed or levied on such payments made to any holder of Notes by or on behalf of any jurisdiction other than the jurisdiction in which such holder is resident for tax purposes (a) in which the Company or the Parent Guarantor is incorporated, organized, managed or controlled or otherwise resides for tax purposes or (b) where a branch or office through which the Company or the Parent Guarantor is acting for purposes of this Agreement is located or from or through which the Company or the Parent Guarantor is making any payment (or any political subdivision or taxing authority of or in such jurisdiction) (hereinafter a “Taxing Jurisdiction”), unless the withholding or deduction of such Tax is compelled by law.

If any deduction or withholding for any Tax of a Taxing Jurisdiction shall at any time be required in respect of any amounts to be paid by the Company or the Parent Guarantor under this Agreement or the Notes, the Company or the Parent Guarantor, as the case may be, will pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to each holder of a Note such additional amounts as may be necessary in order that the net amounts paid to such holder pursuant to the terms of this Agreement or the Notes after such deduction, withholding or payment (including, without limitation, any required deduction or withholding of Tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to such holder under the terms of this Agreement or the Notes before the assessment of such Tax, provided that no payment of any additional amounts shall be required to be made for or on account of:

(a) any Tax that would not have been imposed but for the existence of any connection between such holder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation or any Person other than the holder to whom the Notes or any amount payable thereon is attributable for the purposes of such Tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Note or the receipt of payments thereunder or in respect thereof, including, without limitation, such holder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for the Company or the Parent Guarantor, as applicable, after the date of the Closing, opening an office in, moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of this Agreement or the Notes are made to, the Taxing Jurisdiction imposing the relevant Tax;

(b) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(c) any Tax that would not have been imposed but for the delay or failure by such holder (following a written request by the Company or the Parent Guarantor) in the filing with the relevant Taxing Jurisdiction of Forms (as defined below) that are required to be filed by such holder to avoid or reduce such Taxes (including for such purpose any refilings or renewals of filings that may from time to time be required by the relevant Taxing Jurisdiction) and/or in the delay or failure by such holder to take such other reasonably requested actions in order to mitigate the amount of any such Tax, provided that the filing of such Forms and/or the taking of such other actions would not (in such holder’s reasonable judgment) impose any unreasonable burden (in time, resources or otherwise) on such holder or result in any confidential or proprietary income tax return information being revealed, either directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by such holder, and provided further that such holder shall be deemed to have satisfied the requirements of this clause (b) upon the good faith completion and submission of such Forms as may be specified in a written request of the Company or the Parent Guarantor no later than 60 days after receipt by such holder of such written request (accompanied by copies of such Forms and related instructions, if any, all in the English language or with an English translation thereof);

(d) for any Tax imposed under FATCA; or

(e) any combination of clauses (a), (b), (c) and (d) above;

and provided further that in no event shall the Company or the Parent Guarantor be obligated to pay such additional amounts to any holder of a Note not resident in the United States of America in excess of the amounts that the Company or the Parent Guarantor would be obligated to pay if such holder had been a resident of the United States of America for purposes of, and eligible for the benefits of, any double taxation treaty from time to time in effect between the United States of America and the relevant Taxing Jurisdiction or (ii) if such Note has been registered in the name of a nominee and if under the law of the relevant Taxing Jurisdiction (or the current regulatory interpretation of such law) securities held in the name of a nominee do not qualify for an exemption from the relevant Tax and the Company shall have given timely notice of such law or interpretation to such holder.

By acceptance of any Note, the holder of such Note agrees, subject to the limitations of clause (b) above, that it will from time to time with reasonable promptness (x) duly complete and deliver to or as reasonably directed by the Company or the Parent Guarantor all such forms, certificates, documents and returns provided to such holder by the Company or the Parent Guarantor (collectively, together with instructions for completing the same, “Forms”) required to be filed by or on behalf of such holder in order to avoid or reduce any such Tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of a tax treaty between the United States and such Taxing Jurisdiction and (y) provide the Company or the Parent Guarantor with such information with respect to such holder as the Company or the Parent Guarantor may reasonably request in order to complete any such Forms, provided that nothing in this Section 13 shall require any holder to provide information with respect to any such Form or otherwise if in the opinion of such holder such Form or disclosure of information would involve the disclosure of tax return or other information that is confidential or proprietary to such holder, and provided further that each such holder shall be deemed to have complied with its obligation under this paragraph with respect to any Form if such Form shall have been duly completed and delivered by such holder to the Company or the Parent Guarantor or mailed to the appropriate taxing authority, whichever is applicable, within 60 days following a written request of the Company or the Parent Guarantor (which request shall be accompanied by copies of such Form and English translations of any such Form not in the English language) and, in the case of a transfer of any Note, at least 90 days prior to the relevant interest payment date.

If any payment is made by the Company or the Parent Guarantor to or for the account of the holder of any Note after deduction for or on account of any Taxes, and increased payments are made by the Company or the Parent Guarantor pursuant to this Section 13, then, if such holder at its sole discretion determines that it has received or been granted a refund of, or credit or allowance with respect to, such Taxes, such holder shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, credit or allowance, reimburse to the Company or the Parent Guarantor such amount as such holder shall, in its sole discretion, determine to be attributable to the relevant Taxes or deduction or withholding. Nothing herein contained shall interfere with the right of the holder of any Note to arrange its tax affairs in whatever manner it thinks fit and, in particular, no holder of any Note shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such Tax in priority to any other claims, reliefs, credits or deductions available to it or (other than as set forth in clause (b) above) oblige any holder of any Note to disclose any information relating to its tax affairs or any computations in respect thereof.

The Company or the Parent Guarantor, as applicable, will furnish the holders of Notes, promptly and in any event within 60 days after the date of any payment by the Company or the Parent Guarantor of any Tax in respect of any amounts paid under this Agreement or the Notes, the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or if such original tax receipt is not available or must legally be kept in the possession of the Company or the Parent Guarantor, a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any holder of a Note.

If the Company or the Parent Guarantor, as applicable, is required by any applicable law, as modified by the practice of the taxation or other authority of any relevant Taxing Jurisdiction, to make any deduction or withholding of any Tax in respect of which the Company or the Parent Guarantor would be required to pay any additional amount under this Section 13, but for any reason does not make such deduction or withholding with the result that a liability in respect of such Tax is assessed directly against the holder of any Note, and such holder pays such liability, then the Company or the Parent Guarantor will promptly reimburse such holder for such payment (including any related interest or penalties to the extent such interest or penalties arise by virtue of a default or delay by the Company or the Parent Guarantor) upon demand by such holder accompanied by an official receipt (or a duly certified copy thereof) issued by the taxation or other authority of the relevant Taxing Jurisdiction.

If the Company or the Parent Guarantor, as applicable, makes payment to or for the account of any holder of a Note and such holder is entitled to a refund of or credit or allowance with respect to the Tax to which such payment is attributable upon the making of a filing (other than a Form described above), then such holder shall, as soon as practicable after receiving written request from the Company or the Parent Guarantor (which shall specify in reasonable detail and supply the refund, credit and/or allowance forms to be filed) use reasonable efforts to complete and deliver such refund, credit and/or allowance forms to or as directed by the Company or the Parent Guarantor, subject, however, to the same limitations with respect to Forms as are set forth above.

By acceptance of any Note, the holder of such Note agrees that such holder will from time to time with reasonable promptness duly complete and deliver to or as reasonably directed by the Company or the Parent Guarantor or any of their agents from time to time (i) in the case of any such holder that is a U.S. Person, such holder’s United States tax identification number or other Forms reasonably requested by the Company or the Parent Guarantor necessary to establish such holder’s status as a U.S. Person under FATCA and as may otherwise be necessary for the Company or the Parent Guarantor to comply with its obligations under FATCA and (ii) in the case of any such holder that is not a U.S. Person, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company or the Parent Guarantor to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this paragraph shall require any holder of Notes to provide information that is confidential or proprietary to such holder unless such information is prescribed by applicable law for the Company or the Parent Guarantor to comply with its obligations under FATCA and, in such event, the Company and the Parent Guarantor shall treat such information as confidential.

The obligations of the Company and the Parent Guarantor, as applicable, under this Section 13 shall survive the payment or transfer of any Note and the provisions of this Section 13 shall also apply to successive transferees of the Notes.

14.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

14.1.	Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

14.2.	Transfer and Exchange of Notes.

Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 19(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes of the same series (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1.1-A, Exhibit 1.1-B, Exhibit 1.1-C, Exhibit 1.1-D or Exhibit 1.1-E, as applicable. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $250,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of a series of Notes, one Note of such series may be in a denomination of less than $250,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6.

Without limiting the foregoing, each Purchaser and each subsequent holder of any Note severally agrees that it will not knowingly, directly or indirectly, resell any Notes purchased by it to a Person which is a Competitor (it being understood that such Purchaser shall advise any broker or intermediary acting on its behalf that such resale to a Competitor is limited hereby). In the case of any transfer to a Competitor, such Competitor shall not have any rights under Section 7, and, for purposes of determining whether the Required Holders have taken any action hereunder, such Note shall be deemed not to be outstanding.

14.3.	Replacement of Notes.

Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 19(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $100,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

15.	PAYMENTS ON NOTES.

15.1.	Place of Payment.

Subject to Section 15.2, payments of principal, Make-Whole Amount or Modified Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank, N.A. or any successor thereto in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

15.2.	Home Office Payment.

So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 15.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount or Modified Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 15.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 14.2. The Company will afford the benefits of this Section 15.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 15.2.

16.	EXPENSES, ETC.

16.1.	Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel for all of the holders of the Notes and, if reasonably required by the Required Holders, local or other counsel for all of the holders of the Notes) incurred by the Purchasers and each other holder of a Note in connection with such transactions, in connection with any Subsidiary Guaranty Agreement and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or any Subsidiary Guaranty Agreement (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or any Subsidiary Guaranty Agreement or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or any Subsidiary Guaranty Agreement, or by reason of being a holder of any Note, (b) the costs and expenses, including one financial advisor’s fees for all of the holders of the Notes, incurred in connection with the insolvency or bankruptcy of the Company, the Parent Guarantor or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and any Subsidiary Guaranty Agreement and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $3,000 per series of Notes. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

16.2.	Certain Taxes.

The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction of organization of the Parent Guarantor, the Company or any Subsidiary Guarantor or of any amendment of, or waiver or consent under or with respect to, this Agreement, any of the Notes, or any Subsidiary Guaranty Agreement and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 16.2, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.

16.3.	Survival.

The obligations of the Company under this Section 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Subsidiary Guaranty Agreement or the Notes, and the termination of this Agreement.

17.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company or the Parent Guarantor pursuant to this Agreement shall be deemed representations and warranties of the Company or the Parent Guarantor (as applicable) under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Company and the Parent Guarantor and supersede all prior agreements and understandings relating to the subject matter hereof.

18.	AMENDMENT AND WAIVER.

18.1.	Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company, the Parent Guarantor and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 22 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount or Modified Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 13, 18, 21, 23, 24.7 or 24.8.

18.2.	Solicitation of Holders of Notes.

(a) Solicitation. The Company and the Parent Guarantor will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or any Subsidiary Guaranty Agreement. The Company and the Parent Guarantor will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 18 or any Subsidiary Guaranty Agreement to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. Neither the Company nor the Parent Guarantor will directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof or of any Notes or of any Subsidiary Guaranty Agreement unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

(c) Consent in Contemplation of Transfer. Any consent made pursuant to this Section 18 by a holder of Notes that has transferred or has agreed to transfer its Notes to the Company, the Parent Guarantor, any Subsidiary or any Affiliate of the Parent Guarantor and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such transferring holder.

18.3.	Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 18 or any Subsidiary Guaranty Agreement applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company and the Parent Guarantor without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company, the Parent Guarantor and the holder of any Note nor any delay in exercising any rights hereunder or under any Note or Subsidiary Guaranty Agreement shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

18.4.	Notes Held by Company, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the Notes or any Subsidiary Guaranty Agreement, or have directed the taking of any action provided herein, in the Notes or in any Subsidiary Guaranty Agreement to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company, the Parent Guarantor, any of the Parent Guarantor’s Affiliates or any Competitor shall be deemed not to be outstanding.

19.	NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(a) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company and the Parent Guarantor in writing,

(b) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company and the Parent Guarantor in writing, or

(c) if to the Company or the Parent Guarantor, to the Company or the Parent Guarantor at its respective address set forth at the beginning hereof to the attention of Treasury Department Control, or at such other address as the Company or the Parent Guarantor shall have specified to the holder of each Note in writing.

Notices under this Section 19 will be deemed given only when actually received.

Each document, instrument, financial statement, report, notice or other communication delivered in connection with this Agreement shall be in English or accompanied by an English translation thereof.

This Agreement and the Notes have been prepared and signed in English and the parties hereto agree that the English version hereof and thereof (to the maximum extent permitted by applicable law) shall be the only version valid for the purpose of the interpretation and construction hereof and thereof notwithstanding the preparation of any translation into another language hereof or thereof, whether official or otherwise or whether prepared in relation to any proceedings which may be brought in Sweden or any other jurisdiction in respect hereof or thereof.

20.	REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company and the Parent Guarantor agree and stipulate that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 20 shall not prohibit the Company, the Parent Guarantor or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

21.	CONFIDENTIAL INFORMATION.

For the purposes of this Section 21, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Parent Guarantor or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Parent Guarantor or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Parent Guarantor or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 21, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (v) any Person from which it offers to purchase any security of the Company or the Parent Guarantor (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any Subsidiary Guaranty Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Agreement. On reasonable request by the Company or the Parent Guarantor in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company and the Parent Guarantor embodying the provisions of this Section 21.

In the event that as a condition to receiving access to information relating to the Parent Guarantor or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 21, this Section 21 shall not be amended thereby and, as between such Purchaser or such holder and the Parent Guarantor and the Company, this Section 21 shall supersede any such other confidentiality undertaking.

22.	SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company and the Parent Guarantor, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 22), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company and the Parent Guarantor of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 22), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

23.	GUARANTEE OF NOTES BY PARENT GUARANTOR.

23.1.	Guarantee.

The Parent Guarantor hereby irrevocably and unconditionally guarantees to each holder of any Note, as and for its own debt as a primary obligor and not merely as a surety, until final and indefeasible payment has been made (a) the due and punctual payment at maturity, whether at stated maturity, by acceleration, by notice of prepayment or otherwise, of the principal of and Make-Whole Amount or Modified Make-Whole Amount, if any, and interest on the Notes in accordance with the terms and conditions thereof and of this Agreement (including, without limitation, to the extent legally enforceable, interest on any overdue principal, Make-Whole Amount, Modified Make-Whole Amount and interest at the rates specified in the Notes and interest accruing or becoming owing both prior to and subsequent to the commencement of any bankruptcy, reorganization or similar proceeding involving the Company), and (b) the prompt performance and compliance by the Company with each of its payment and other obligations under this Agreement (including, without limitation, the provisions of Section 13 of this Agreement). The guaranty provided for in this Section 23 is a guaranty of the immediate and timely payment of the principal, interest, Make-Whole Amount and Modified Make-Whole Amount, if any, on the Notes as and when the same are due and payable and shall not be deemed to be a guaranty only of the collectability of such payments and that in consequence thereof each holder of the Notes may sue the Parent Guarantor directly upon such obligations.

23.2.	Waivers; Obligations Unconditional.

The Parent Guarantor assents to all the terms, covenants and conditions of the Notes and this Agreement, and irrevocably waives presentation, demand for payment, or protest, of any of the Notes, any and all notice of any such presentation, demand or protest, notice of any Default or Event of Default under this Section 23 or any other provisions of this Agreement or the Notes, notice of acceptance of this guarantee or of the terms and provisions hereof and thereof by any holder of any Note, any requirement of diligence or promptness on the part of any holder of any Note in the enforcement of rights under the provisions of this Section 23 or any other provisions of this Agreement or the Notes, or any right to require any holder of any Note to proceed first against the Company or resort first to any security or to any other remedy (including, by way of example and not of limitation, any right of set-off). The obligations of the Parent Guarantor hereunder constitute primary obligations of the Parent Guarantor and shall be unconditional irrespective of the genuineness, validity, regularity or enforceability of the other provisions of this Agreement or of the Notes or of any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor. Without limiting the generality of the foregoing, the obligations of the Parent Guarantor hereunder shall not be affected by:

(a) the recovery of any judgment against the Company, or by the levy of any writ or process of execution under any such judgment, or by any action or proceeding taken by the holder of any Note, either under the Notes or under this Agreement for the enforcement thereof, or hereof, or in the exercise of any right or power given or conferred thereby, or hereby, or

(b) any delay, failure or omission upon the part of any holder of any Note to enforce any of the rights or powers given or conferred by the provisions of this Section 23 or by the other provisions of this Agreement, or by any delay, failure or omission upon the part of any holder of any Note to enforce any right of any holder of any Note against the Company, or by any action by any holder of any Note in granting indulgence to the Company, or in waiving or acquiescing in any Default or Event of Default upon the part of the Company under the Notes or under this Agreement or any amendment to the terms of the Notes or this Agreement, or

(c) the consolidation or merger of the Company with or into any other corporation or corporations or any sale, lease or other disposition of the Company’s properties as an entirety or substantially as an entirety to any other corporation or any change in the ownership of any shares of capital stock of the Company, or

(d) any receivership, insolvency, bankruptcy, assignment for the benefit of creditors or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company, or

(e) any other act or delay or failure to act, or by any other thing, which may or might in any manner or to any extent vary the risk of the Parent Guarantor hereunder;

it being the purpose and intent of the parties hereto that the obligations of the Parent Guarantor hereunder shall be absolute and unconditional under any and all circumstances, and shall not be discharged except by full and final payment and performance as herein provided, and then only to the extent of such payment or payments or performance. The Parent Guarantor further guarantees that all payments made with respect to the indebtedness hereby guaranteed will, when made, be final and agrees that if any such payment is recovered from or repaid by any holder of a Note in whole or in part in any bankruptcy, insolvency or similar proceeding instituted by or against the Company, the provisions of this Section 23 shall continue to be fully applicable to such liabilities to the same extent as though the payment so recovered or repaid had never been originally made on such liabilities. For the avoidance of doubt, the monetary amounts guaranteed pursuant to this Section 23 shall be reduced by any irrevocable and final payment(s) or prepayment(s) made under this Agreement, provided that any such amounts shall be only be reduced to the extent of such payment(s) or prepayment(s).

23.3.	Collection Expenses.

In the event that the Parent Guarantor shall be required to make any payment to any holder of any Note pursuant to the provisions of this Section 23, it shall, in addition to such payment, pay to such holder such further amount as shall be sufficient to cover the reasonable costs and expenses of collection, including, without limitation, the reasonable costs and expenses of attorneys or financial advisors incurred in connection with the evaluation and enforcement of any rights hereunder or under the other provisions of this Agreement, and any reasonable expenses or liabilities incurred by the holder of any Note hereunder and thereunder shall survive the payment of the Notes.

23.4.	No Subrogation until Payment in Full.

(a) No payment by the Parent Guarantor pursuant to the provisions hereof to the holder of any Note shall entitle the Parent Guarantor, by subrogation to the rights of the holders of the Notes in respect of which such payment is made or otherwise, to any payment by the Company or out of the property of the Company, except after payment in full of the entire principal of and Make-Whole Amount or Modified Make-Whole Amount, if any, and interest on the Notes (and other amounts, if any, owing under the Agreements), or provision for such payment satisfactory to the holders of the Notes.

(b) If any payment shall be made to the Parent Guarantor by the Company or any other guarantor of the Notes of any amounts owing to the Parent Guarantor by the Company or such other guarantor during any time when the obligations of the Parent Guarantor hereunder shall have become due and payable, the Parent Guarantor shall hold in trust all such payments for the benefit of the holders of the Notes.

23.5.	Preference.

The Parent Guarantor agrees that to the extent the Company or any other Person makes any payment on the obligations guaranteed under this Section 23, which payment or any part thereof is subsequently invalidated, voided, declared to be fraudulent or preferential, set aside, or is required to be repaid to a trustee, receiver or any other Person under any bankruptcy code, common law, or equitable cause, then and to the extent of such payment, the obligation or the part thereof intended to be satisfied shall be revived and continued in full force and effect with respect to the Parent Guarantor’s obligations hereunder, as if said payment had not been made. The liability of the Parent Guarantor hereunder shall not be reduced or discharged, in whole or in part, by any payment to any holder of the Notes from any source that is thereafter paid, returned or refunded in whole or in part by reason of the assertion of a claim of any kind relating thereto, including but not limited to, any claim for breach of contract, breach of warranty, preference, illegality, invalidity or fraud asserted by any account debtor or by any other Person.

23.6.	Marshalling.

None of the holders of the Notes shall be under any obligation (a) to marshal any assets in favor of the Parent Guarantor or in payment of any or all of the liabilities of the Company under or in respect of the Notes or the obligation of the Parent Guarantor hereunder or (b) to pursue any other remedy that the Parent Guarantor may or may not be able to pursue itself and that may lighten the Parent Guarantor’s burden, any right to which the Parent Guarantor hereby expressly waives.

24.	MISCELLANEOUS.

24.1.	Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

24.2.	Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting any requirement in Sections 8.2, 8.3, or 8.8 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount, Modified Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

24.3.	Accounting Terms.

(a) All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, all computations made pursuant to this Agreement shall be made in accordance with GAAP, and all financial statements shall be prepared in accordance with GAAP.

(b) Subject to Section 9.8 in the limited case of any GAAP determination with respect to any Additional Covenant, in the event that any change in GAAP shall (i) cause a Default or Event of Default related to any provision hereof (each an “Applicable Provision”) or (ii) result in an indication that a Default or Event of Default related to any Applicable Provision shall occur in the future, then the parties hereto shall proceed as follows:

(i) such Default or Event of Default shall be tolled or suspended and the Company, the Parent Guarantor and the holders of all outstanding Notes shall promptly enter into good faith negotiations lasting for a period not to exceed ninety (90) days, pursuant to which the Company, the Parent Guarantor and the Required Holders shall (if possible) agree to an amendment or waiver of terms of this Agreement sufficient to eliminate or preempt any such Default or Event of Default; and

(ii) in the event such good faith negotiations do not result in an amendment or waiver sufficient to eliminate or preempt any such Default or Event of Default, the Company and the Parent Guarantor shall be entitled to re-determine or determine (as applicable) compliance with such Applicable Provision on the basis of generally accepted accounting standards in effect on the date of (and as applied by the Parent Guarantor in connection with) the Group’s most recent consolidated financial statements issued prior to such change in GAAP (“Pre-Default GAAP”).

(c) In the event that any re-determination or determination (as applicable) of any Applicable Provision in accordance with Pre-Default GAAP shall indicate that the Company and the Parent Guarantor are then in compliance with the Applicable Provision on such basis, no Default nor Event of Default in relation thereto shall be deemed to have occurred (or be continuing) or shall occur thereafter (as applicable).

(d) For purposes of determining compliance with Section 10.6(e) and if, as a result of the incorporation by reference of an Additional Covenant into this Agreement pursuant to Section 9.8, this Agreement contains a Financial Covenant that measures Indebtedness, or includes Indebtedness as a component in the calculation of such Financial Covenant, then for purposes of determining compliance with this such Financial Covenant (and the defined terms used therein), any election by the Parent Guarantor or any Subsidiary to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard), other than to reflect a hedge or swap (or other similar derivative instrument) of such Indebtedness (including, without limitation, both interest rate and foreign currency hedges and/or swaps) shall be disregarded and such determination shall be made as if such election had not been made.

24.4.	Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

24.5.	Construction, etc.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

24.6.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

24.7.	Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

24.8.	Jurisdiction and Process; Waiver of Jury Trial.

(a) The Company and the Parent Guarantor irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company and the Parent Guarantor irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that either of them is not subject to the jurisdiction of any such court, any objection that either of them may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Company and the Parent Guarantor consent to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 24.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 19 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company and the Parent Guarantor agree that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c) Nothing in this Section 24.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company or the Parent Guarantor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d) PURSUANT TO SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND WITHOUT IN ANY WAY LIMITING THE PRECEDING CONSENTS TO JURISDICTION AND VENUE, THE PARTIES HERETO INTEND (AMONG OTHER THINGS) TO AVAIL THEMSELVES OF THE BENEFIT OF SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK AND RULE 327(B) OF THE CIVIL PRACTICE LAW AND RULES OF THE STATE OF NEW YORK.

(e) THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

*  *  *  *  *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company and the Parent Guarantor, whereupon this Agreement shall become a binding agreement among you, the Company and the Parent Guarantor.

Very truly yours,

AUTOLIV ASP, INC.

By
Name:
Title:

AUTOLIV, INC.

By
Name:
Title:

INFORMATION RELATING TO PURCHASERS

NAME AND ADDRESS OF PURCHASER	PRINCIPAL AMOUNT AND SERIES OF NOTES TO BE PURCHASED

[Name of Purchaser]	$

(1) All payments by wire transfer of immediately available funds to:

with sufficient information to identify the source and application of such funds.

(2) All notices of payments and written confirmations of such wire transfers:

(3) All other communications:

SCHEDULE A

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acquired Subsidiary Indebtedness” means all Indebtedness of any Person which becomes a Subsidiary after the date of Closing and which (a) is outstanding on the date such Person becomes a Subsidiary (or such Person is at such time contractually bound, in writing to incur such Indebtedness) and (b) has not been (and is not being) incurred, extended or renewed in contemplation of such Person becoming a Subsidiary.

“Additional Covenant” is defined in Section 9.8.

“Additional Payments” is defined in Section 8.3.

“Affected Noteholder” is defined in Section 10.4.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Parent Guarantor.

“Agreement” is defined in Section 18.3.

“Anti-Corruption Laws” is defined in paragraph 12 of Schedule C.

“Anti-Money Laundering/Anti-Terrorism Laws” is defined in paragraph 12 of Schedule C.

“Applicable Provision” is defined in Section 24.3(b).

“Blocked Person” is defined in paragraph 12 of Schedule C.

“Business Day” means (a) for the purposes of Section 8.7 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Stockholm, Sweden are required or authorized to be closed.

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“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Change of Control” is defined in Section 8.8(d).

“Change of Control Notice” is defined in Section 8.8(a).

“CISADA” means the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, United States Public Law 111195, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” is defined in the introductory paragraph of this Agreement, and includes any successor that becomes such in the manner prescribed in Section 10.2.

“Competitor” means any Person (other than any Purchaser) who is substantially engaged in the businesses of the Parent Guarantor or any Subsidiary as more fully described in the Memorandum and/or other activities reasonably related thereto provided that:

(a) the provision of investment advisory services by a Person to a Plan or Foreign Pension Plan which is owned or controlled by a Person which would otherwise be a Competitor shall not of itself cause the Person providing such services to be deemed to be a Competitor if such Person has established procedures which will prevent Confidential Information supplied to such Person by any member of the Group from being transmitted or otherwise made available to such Plan or Foreign Pension Plan or Person owning or controlling such Plan or Foreign Pension Plan; and

(b) in no event shall an Institutional Investor which maintains passive investments in any Person which is a Competitor be deemed a Competitor it being agreed that the normal administration of the investment and enforcement thereof shall be deemed not to cause such Institutional Investor to be a “Competitor”.

“Confidential Information” is defined in Section 21.

“Consolidated Total Assets” means, as of any date, the aggregate book value of the gross assets of the Parent Guarantor and its Subsidiaries (on a consolidated basis) which would be reflected on a consolidated balance sheet of the Parent Guarantor and its Subsidiaries as of such date prepared in accordance with GAAP.

“Consolidated U.S. Total Assets” means, as of any date, the aggregate book value of the gross assets of the Company and its U.S. Subsidiaries (on a consolidated basis) excluding the book value of any shareholdings of any non-U.S. Subsidiary, determined in accordance with GAAP.

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“Controlled Entity” means any of the Subsidiaries of the Parent Guarantor and any of their or the Parent Guarantor’s respective Controlled Affiliates. As used in this definition, “Controlled Affiliates” means those Affiliates of the Parent Guarantor over which the Parent Guarantor possesses, directly or indirectly, the power to direct or cause the direction of the management and policies thereof, whether through the ownership of voting securities, by contract or otherwise.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest that is the greater of (i) 2.00% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. or any successor thereto in New York, New York as its “base” or “prime” rate.

“Disclosure Documents” is defined in paragraph 3 of Schedule C.

“Disposition” is defined in Section 10.3.

“Dollars”, “U.S.$” or “$” means lawful money of the United States of America.

“Electronic Delivery” is defined in Section 7.1(a).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Parent Guarantor under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“FATCA” means (a) sections 1471 to 1474 of the Code (or any amended or successor version thereof) or any associated regulations or other official guidance; (b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) of this definition; or (c) any agreement pursuant to the implementation of paragraphs (a) or (b) of this definition with the United States Internal Revenue Service, the United States government or any governmental or taxation authority in any other jurisdiction.

“Finance Subsidiary” means any Subsidiary whose principal purpose is, and activities are limited to, the issuance of debt obligations and the lending of the proceeds thereof to the Company, the Parent Guarantor or any Subsidiary Guarantors.

“Financial Covenant” means any financial covenant (or any thereof which are existing on the date of Closing or thereafter shall be amended or otherwise modified) that provides for limitations on indebtedness, interest expense or net worth, stockholders’ equity or net assets (however expressed and whether stated as a ratio, as a fixed threshold, as an event of default or otherwise and other than as may be in effect on the date of Closing).

“Foreign Pension Plan” means any plan, fund or other similar program established or maintained outside the United States of America by the Parent Guarantor or any one or more of its Subsidiaries primarily for the benefit of employees of the Parent Guarantor or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides for retirement income of such employees or a deferral of income for such employees in contemplation of retirement and is not subject to ERISA or the Code.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“Forms” is defined in Section 13.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a) the government of

(i) the United States of America or any State or other political subdivision thereof or any other jurisdiction in which the Company or the Parent Guarantor is organized, or

(ii) Sweden or any State or other political subdivision thereof, or

(iii) any other jurisdiction in which the Parent Guarantor or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Parent Guarantor or any Subsidiary, or

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(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government, including without limitation any such bodies regulating directly or indirectly public utilities and the regulatory authorities in respect thereof.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Group” means, at any time, the Parent Guarantor and its Subsidiaries at such time; provided however, that with respect to any U.S. Subsidiary, the term “Group” as used in (a) the second reference to “Group” in Section 10.5(c) and (b) Section 10.6(b) shall mean, at any time, the Parent Guarantor, any Subsidiary Guarantor and the Company and its Subsidiaries at such time.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

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“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 14.1.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f) the aggregate Swap Termination Value of all Swap Contracts of such Person; and

(g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

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“INHAM Exemption” is definition in Section 6.2(e).

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” is defined in Section 8.7.

“Margin Stock” shall have the meaning assigned to such term in Regulation U (12 CFR 221) of the Board of Governors of the Federal Reserve System.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Parent Guarantor and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Parent Guarantor and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the ability of the Parent Guarantor to perform its obligations under this Agreement, or (d) the validity or enforceability of this Agreement or the Notes.

“Material Subsidiary” means each of the Company, each Subsidiary Guarantor and:

(a) any Subsidiary of the Parent Guarantor:

(i) the book value of whose assets (consolidated if it itself has Subsidiaries) equals or exceeds 10% of Consolidated Total Assets; or

(ii) whose revenues (consolidated if it itself has Subsidiaries) equal or exceed 10% of the revenues of the Group taken as a whole; or

(iii) whose trading profits (consolidated if it itself has Subsidiaries) before interest and tax equal or exceed 10% of the trading profits before interest and tax of the Group as a whole,

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all as determined by reference to the most recent accounts of the Subsidiary and the most recent consolidated financial statements of the Group; or

(b) any Subsidiary of the Parent Guarantor which becomes a member of the Group after the date of the latest consolidated financial statements of the Group at the time of determination and which would fulfill any of the tests in subparagraphs (i), (ii) or (iii) of paragraph (a) above if tested on the basis of such Subsidiary’s latest financial statements (consolidated if it itself has Subsidiaries) and those latest financial statements of the Group; or

(c) prior to the delivery of each set of financial statements pursuant to Section 7.1, any Subsidiary of the Parent Guarantor to which has been transferred (whether by one transaction or a series of transactions, related or not) the whole or substantially the whole of the assets of a Subsidiary which immediately prior to such transaction or any of such transactions was a Material Subsidiary.

“Memorandum” is defined in paragraph 3 of Schedule C.

“Modified Make-Whole Amount” is defined in Section 8.7.

“Most Favored Lender Notice” means, in respect of any Additional Covenant, a written notice from the Parent Guarantor giving notice of such Additional Covenant, including therein a verbatim statement of such Additional Covenant, together with any definitions incorporated therein.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“NAIC Annual Statement” is defined in Section 6.2(a).

“New Property” is defined in Section 10.5(h).

“Note Obligations” is defined in Section 10.5(l).

“Noteholder Sanctions Violation” is defined in Section 10.4.

“Notes” is defined in Section 1.1.

“OFAC” is defined in paragraph 12 of Schedule C.

“OFAC Event” means (individually or collectively with one or more prior changes occurring after the date of this Agreement) an amendment to, or change in, any U.S. Economic Sanctions laws or regulations after the date of this Agreement, or an amendment to, or change in, an official interpretation or application of such U.S. Economic Sanctions laws or regulations after the date of this Agreement, which amendment or change is in force and continuing.

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“OFAC Listed Person” is defined in paragraph 12 of Schedule C.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company or the Parent Guarantor (as applicable) whose responsibilities extend to the subject matter of such certificate.

“Parent Guarantor” is defined in the introductory paragraph of this Agreement, and includes any successor that becomes such in the manner prescribed in Section 10.2.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Jurisdiction” means (a) the United States of America, any State thereof or the District of Columbia, (b) Canada or any Province thereof, (c) any member of the European Union as of December 31, 2003 (except Greece), (d) Switzerland, (e) Australia and (f) New Zealand.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Parent Guarantor or any ERISA Affiliate or with respect to which the Parent Guarantor or any ERISA Affiliate may have any liability.

“Pre-Default GAAP” is defined in Section 24.3(b)(ii).

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

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“Principal Bank Facility” means that certain Facilities Agreement, dated April 16, 2011, among the Company, the Parent Guarantor, Autoliv AB, Merchant Banking, Skandinaviska Enskilda Banken AB (publ), Mizuho Corporate Bank, Ltd, Nordea Bank AB (publ), the other lending institutions listed more fully therein and the other lending institutions from time to time party thereto, as the same may be amended, supplemented or modified from time to time and any successor, replacement or supplemental syndicated credit facility or bilateral credit facility of the Parent Guarantor or the Company entered into to refinance, replace or supplement the foregoing so long as the principal amount of indebtedness which is permitted to be incurred thereunder is equal to or in excess of €150,000,000 (or its equivalent in any other currency).

“Prohibited Subsequent Actions” is defined in Section 10.4.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchaser” is defined in the introductory paragraph of this Agreement.

“QPAM Exemption” is defined in Section 6.2(d).

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Rejection Notice” is defined in Section 8.3.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that is an “accredited investor” within the meaning of Regulation D of the Securities Act and (i) invests in Securities or bank loans and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means, at any time, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Parent Guarantor or any of its Affiliates or any Competitor).

“Responsible Officer” means any Senior Financial Officer, the President, any Vice President, the Secretary and any other officer of the Company or the Parent Guarantor (as applicable) with responsibility for the administration of the relevant portion of this Agreement.

“Sanctions Prepayment Date” is defined in Section 8.9.

“Sanctions Prepayment Notice” is defined in Section 8.9.

“Sanctions Prepayment Response Date” is defined in Section 8.9.

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“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or corporate controller of the Company or the Parent Guarantor (as applicable).

“series” mean one or all of the Series A Notes, the Series B Notes, the Series C Notes, the Series D Notes or the Series E Notes as the context requires.

“Series A Notes” is defined in Section 1.1.

“Series B Notes” is defined in Section 1.1.

“Series C Notes” is defined in Section 1.1.

“Series D Notes” is defined in Section 1.1.

“Series E Notes” is defined in Section 1.1.

“Source” is defined in Section 6.2.

“Subsidiary” means a Person from time to time of which another Person has direct or indirect control or owns directly or indirectly more than 50% of the share capital or similar right of ownership. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Parent Guarantor.

“Subsidiary Guarantor” is defined in Section 1.3.

“Subsidiary Guaranty Agreement” is defined in Section 1.3.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement.

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“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Tax” means any tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, compulsory loan, charge or withholding.

“Tax Prepayment Notice” is defined in Section 8.3.

“Taxing Jurisdiction” is defined in Section 13.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions” is defined in paragraph 12 of Schedule C.

“U.S. Subsidiary” means any Subsidiary of the Parent Guarantor incorporated under the laws of the United States or any State thereof or the District of Columbia, other than Autoliv Holding Inc.

“U.S. Subsidiary Indebtedness” means Indebtedness of any U.S. Subsidiary (other than the Company and any such Subsidiary which is a Subsidiary Guarantor).

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SCHEDULE C

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

1.	Organization; Power and Authority.

The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

2.	Authorization, Etc.

This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.	Disclosure.

The Company, through its agents, J.P. Morgan Securities LLC and HSBC Securities (USA) Inc., has delivered to each Purchaser a copy of a Private Placement Memorandum, dated February 2014 (the “Memorandum”). This Agreement, the Memorandum and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company and the Parent Guarantor in connection with the transactions contemplated hereby and identified in Annex 3 to Schedule D, and the financial statements listed in Annex 1 to Schedule D (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Purchaser prior to March 12, 2014 being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2013, there has been no change in the financial condition, operations, business or properties of the Company except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Schedule C

4.	Compliance with Laws, Other Instruments, Etc.

The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, shareholders agreement, corporate charter or by-laws, or any other Material agreement or instrument to which the Company is bound or by which the Company or any of its properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company.

5.	Governmental Authorizations, Etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.

6.	Litigation; Observance of Statutes and Orders.

(a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any property of the Company in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b) The Company is not in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority nor is the Company in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws, the USA Patriot Act or any of the other laws and regulations that are referred to in paragraph 12 of this Schedule C) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

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7.	Taxes.

The Company has filed all income tax returns that are required to have been filed in any jurisdiction, and has paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by it, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company has established adequate reserves in accordance with GAAP. The Federal income tax liabilities of the Company have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2008.

8.	Title to Property; Leases.

The Company has good and sufficient title to its Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Annex 1 to Schedule D or purported to have been acquired by the Company after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect in all material respects.

9.	Licenses, Permits, Etc.

The Company owns or possesses all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

10.	Private Offering.

Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than not more than 65 Institutional Investors (as defined in clauses (c) and (d) of the definition of such term), each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

11.	Use of Proceeds; Margin Regulations.

The Company will apply the proceeds of the sale of the Notes as set forth in the Memorandum. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any Margin Stock, or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin Stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that Margin Stock will constitute more than 5% of the value of such assets. As used in this Section, the term “purpose of buying or carrying” shall have the meaning assigned to such term in said Regulation U.

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12.	Foreign Asset Control Regulations, Etc.

(a) The Company is not (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”) (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, CISADA or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii) or clause (iii), a “Blocked Person”). The Company has not been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.

(b) No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (ii) otherwise in violation of U.S. Economic Sanctions.

(c) The Company (i) has not been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act, any U.S. Economic Sanctions, any other United States law or regulation governing such activities or under any other similar laws of any other jurisdiction governing such activities (collectively, “Anti-Money Laundering/Anti-Terrorism Laws”), (ii) is not, to the Company’s actual knowledge after making due inquiry, under investigation by any Governmental Authority for possible violation of Anti-Money Laundering/Anti-Terrorism Laws, (iii) has not been assessed civil penalties under any Anti-Money Laundering/Anti-Terrorism Laws, or (iv) has not had any of its funds seized or forfeited in an action under any Anti-Money Laundering/Anti-Terrorism Laws. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company is and will continue to be in compliance with all applicable Anti-Money Laundering/Anti-Terrorism Laws and U.S. Economic Sanctions.

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(d) (1) The Company (i) has not been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the UK Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (ii) is not, to the Company’s actual knowledge after making due inquiry, under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (iii) has not been assessed civil or criminal penalties under any Anti-Corruption Laws or (iv) has not been or is the target of sanctions imposed by the United Nations or the European Union;

(2) To the Company’s actual knowledge after making due inquiry, the Company has not, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such Governmental Official in his or her official capacity or such commercial counterparty, (ii) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (iii) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder to be in violation of any law or regulation applicable to such holder; and

(3) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any illegal payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage in violation of law. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company is and will continue to be in compliance with all applicable Anti-Corruption Laws.

13.	Status under Certain Statutes.

The Company is not subject to regulation under the Investment Company Act of 1940, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

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SCHEDULE D

REPRESENTATIONS AND WARRANTIES OF THE PARENT GUARANTOR

1.	Organization; Power and Authority.

The Parent Guarantor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Parent Guarantor has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and to perform the provisions hereof.

2.	Authorization, Etc.

This Agreement has been duly authorized by all necessary corporate action on the part of the Parent Guarantor, and this Agreement constitutes a legal, valid and binding obligation of the Parent Guarantor enforceable against the Parent Guarantor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.	Disclosure.

The Parent Guarantor, through its agents, J.P. Morgan Securities LLC and HSBC Securities (USA) Inc., has delivered to each Purchaser a copy of the Memorandum. The Disclosure Documents, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2013, there has been no change in the financial condition, operations, business or properties of the Parent Guarantor or any of its Subsidiaries except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

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4.	Organization and Ownership of Shares of Subsidiaries.

(a) Annex 2 is (except as noted therein) an organization chart showing, in summary, the Parent Guarantor’s Subsidiaries as of December 31, 2013, together with a list of the Parent Guarantor’s Subsidiaries as of December 31, 2013 showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Parent Guarantor and each other Subsidiary. Other than as specifically shown on the summary organization chart of the Parent Guarantor’s Subsidiaries as of December 31, 2013, since June 30, 2013, there have been no changes to the list of the Parent Guarantor’s Subsidiaries, either individually or in the aggregate, which would reasonably be expected to have a Material Adverse Effect.

(b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Annex 2 as being owned by the Parent Guarantor and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Parent Guarantor or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Annex 2).

(c) Each Subsidiary identified in Annex 2 is a corporation or other legal entity duly organized, validly existing and, where legally applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d) No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

5.	Financial Statements; Material Liabilities.

The Parent Guarantor has delivered to each Purchaser copies of the consolidated financial statements of the Parent Guarantor and its Subsidiaries listed on Annex 1. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Parent Guarantor and its Subsidiaries as of the respective dates specified in such Annex and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Parent Guarantor and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

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6.	Compliance with Laws, Other Instruments, Etc.

The execution, delivery and performance by the Parent Guarantor of this Agreement will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Parent Guarantor or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, shareholders agreement, corporate charter or by-laws, or any other Material agreement or instrument to which the Parent Guarantor or any Subsidiary is bound or by which the Parent Guarantor or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Parent Guarantor or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Parent Guarantor or any Subsidiary.

7.	Governmental Authorizations, Etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Parent Guarantor of this Agreement.

8.	Litigation; Observance of Statutes and Orders.

(a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Parent Guarantor, threatened against or affecting the Parent Guarantor or any Subsidiary or any property of the Parent Guarantor or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b) Neither the Parent Guarantor nor any Subsidiary is in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws, the USA Patriot Act or any of the other laws and regulations that are referred to in paragraph 16 of this Schedule D) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

9.	Taxes.

The Parent Guarantor and its U.S. Subsidiaries have filed all income tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Parent Guarantor or Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The U.S. Federal income tax liabilities of the Parent Guarantor and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2008.

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The Parent Guarantor’s non-U.S. Subsidiaries have filed all income tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Parent Guarantor or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.

10.	Title to Property; Leases.

The Parent Guarantor and its Subsidiaries have good and sufficient title to their respective Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Annex 1 or purported to have been acquired by the Parent Guarantor or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect in all material respects.

11.	Licenses, Permits, Etc.

The Parent Guarantor and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

12.	Compliance with ERISA; Foreign Pension Plans.

(a) The Parent Guarantor and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Parent Guarantor nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Parent Guarantor or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Parent Guarantor or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.

5

(b) The present value of the accumulated benefit obligations under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year (December 31, 2013) on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the accumulated current value of the assets of such Plan allocable to such benefit obligations. The foregoing determination is based upon and calculated in accordance with the “accumulated benefit obligation” principle of applicable and relevant actuarial assumptions and accounting standards.

(c) The Parent Guarantor and its ERISA Affiliates have not incurred (i) withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material or (ii) any obligation in connection with the termination of or withdrawal from any Foreign Pension Plan that individually or in the aggregate are Material.

(d) The expected postretirement benefit obligation (determined as of the last day of the Parent Guarantor’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Parent Guarantor and its Subsidiaries is not Material.

(e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Parent Guarantor to each Purchaser in the first sentence of this subparagraph (e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

(f) All Foreign Pension Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto except for such failures, in the aggregate for all such failures, to comply that would not reasonably be expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Foreign Pension Plan documents or applicable laws to be paid or accrued by the Parent Guarantor and its Subsidiaries have been paid or accrued as required, except for premiums, contributions and amounts that, in the aggregate for all such obligations, would not reasonably be expected to have a Material Adverse Effect. As of December 31, 2013, the accumulated benefit obligations under each of the Foreign Pension Plans, as determined in accordance with applicable and relevant actuarial assumptions and accounting standards, did not exceed the accumulated current value of the assets of such Foreign Pension Plan allocable to such accumulated benefit obligations by more than $90,000,000 for all Foreign Pension Plans.

6

13.	Private Offering.

Neither the Parent Guarantor nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than not more than 65 Institutional Investors (as defined in clauses (c) or (d) of the definition of such term), each of which has been offered the Notes at a private sale for investment. Neither the Parent Guarantor nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

14.	Margin Stock.

Margin Stock does not constitute more than 5% of the value of the consolidated assets of the Parent Guarantor and its Subsidiaries and the Parent Guarantor does not have any present intention that Margin Stock will constitute more than 5% of the value of such assets. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any Margin Stock, or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Parent Guarantor in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). As used in this Section, the term “purpose of buying or carrying” shall have the meanings assigned to such term in Regulation U of the Board of Governors of the Federal Reserve System.

15.	Existing Indebtedness.

Except as described therein, Annex 4 sets forth a complete and correct list of all outstanding Indebtedness of the Parent Guarantor and its Subsidiaries (other than Indebtedness owing from any Subsidiary (other than the Company) to another member of the Group) as of December 31, 2013 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Parent Guarantor or its Subsidiaries. Neither the Parent Guarantor nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Parent Guarantor or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Parent Guarantor or any Subsidiary the outstanding principal amount of which exceeds €40,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment. Neither the Parent Guarantor nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as specifically indicated on Annex 4.

7

16.	Foreign Asset Control Regulations, Etc.

(a) Neither the Parent Guarantor nor any Controlled Entity is (i) an OFAC Listed Person (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of an U.S. Economic Sanctions. Neither the Parent Guarantor nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.

(b) No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Parent Guarantor or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (ii) otherwise in violation of U.S. Economic Sanctions.

(c) Neither the Parent Guarantor nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any Anti-Money Laundering/Anti-Terrorism Laws, (ii) is, to the Parent Guarantor’s actual knowledge after making due inquiry, under investigation by any Governmental Authority for possible violation of Anti-Money Laundering/Anti-Terrorism Laws, (iii) has been assessed civil penalties under any Anti-Money Laundering/Anti-Terrorism Laws, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering/Anti-Terrorism Laws. The Parent Guarantor has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Parent Guarantor and each Controlled Entity is and will continue to be in compliance with all applicable Anti-Money Laundering/Anti-Terrorism Laws and U.S. Economic Sanctions.

(d) (1) Neither the Parent Guarantor nor any Controlled Entity (i) has been charged with, or convicted of bribery or any other anti-corruption related activity under any Anti-Corruption Laws, (ii) is, to the Parent Guarantor’s actual knowledge after making due inquiry, under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (iii) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (iv) has been or is the target of sanctions imposed by the United Nations or the European Union;

8

(2) To the Parent Guarantor’s actual knowledge after making due inquiry, neither the Parent Guarantor nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such Governmental Official in his or her official capacity or such commercial counterparty, (ii) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (iii) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder to be in violation of any law or regulation applicable to such holder; and

(3) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any illegal payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage in violation of law. The Parent Guarantor have established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Parent Guarantor and each Controlled Entity is and will continue to be in compliance with all applicable Anti-Corruption Laws.

17.	Status under Certain Statutes.

Neither the Parent Guarantor nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

9

ANNEX 1 TO SCHEDULE D

FINANCIAL STATEMENTS

The audited consolidated financial statements of the Parent Guarantor and its Subsidiaries for each of its fiscal years ended December 31, 2013 2012, 2011, 2010 and 2009.

10

ANNEX 2 TO SCHEDULE D

SUBSIDIARIES OF THE PARENT GUARANTOR AND OWNERSHIP OF SUBSIDIARY STOCK

ANNEX 3 TO SCHEDULE D

DISCLOSURE MATERIALS

NONE.

ANNEX 4 TO SCHEDULE D

EXISTING INDEBTEDNESS

AS AT DECEMBER 31, 2013

Form of Indebtedness	Obligor(s)	Guarantor(s)	Obligee(s)	US$ (millions) Available/Outstanding	Collateral

Annex 4

SCHEDULE 10.5

EXISTING LIENS

NONE.

Schedule 10.5

EXHIBIT 1.1-A

[FORM OF SERIES A NOTE]

AUTOLIV ASP, INC.

2.84% SERIES A GUARANTEED SENIOR NOTE DUE APRIL 23, 2019

No. RA-[ ]	[Date]
$[ ]	PPN: 05279# AE9

For Value Received, the undersigned, Autoliv ASP, Inc. (herein called the “Company”), an Indiana corporation, hereby promises to pay to [                    ], or registered assigns, the principal sum of [                                        ] Dollars (or so much thereof as shall not have been prepaid) on April 23, 2019, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 2.84% per annum from the date hereof, payable semiannually, on the 23rd day of April and October in each year, commencing with the April 23rd or October 23rd next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount or Modified Make-Whole Amount, payable semi-annually as aforesaid (or, at the option of the registered holder hereof, on demand) at a rate per annum from time to time equal to the Default Rate.

Payments of principal of, interest on and any Make-Whole Amount or Modified Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at JPMorgan Chase Bank, N.A. or any successor thereto or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase and Guaranty Agreement referred to below.

This Note is one of a series of Guaranteed Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase and Guaranty Agreement, dated as of April 23, 2014 (as from time to time amended, the “Note Purchase Agreement”), by and among the Company, Autoliv, Inc. (the “Parent Guarantor”) and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 21 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

The payment of this Note is unconditionally guaranteed by the Parent Guarantor pursuant to Section 23 of the Note Purchase Agreement and may be guaranteed by certain Subsidiary Guarantors pursuant to the terms of Section 9.7 of the Note Purchase Agreement.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

AUTOLIV ASP, INC.

By
[Title]

EXHIBIT 1.1-B

[FORM OF SERIES B NOTE]

AUTOLIV ASP, INC.

3.51% SERIES B GUARANTEED SENIOR NOTE DUE APRIL 23, 2021

No. RB-[ ]	[Date]
$[ ]	PPN: 05279# AF6

For Value Received, the undersigned, Autoliv ASP, Inc. (herein called the “Company”), an Indiana corporation, hereby promises to pay to [                    ], or registered assigns, the principal sum of [                                        ] Dollars (or so much thereof as shall not have been prepaid) on April 23, 2021, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 3.51% per annum from the date hereof, payable semiannually, on the 23rd day of April and October in each year, commencing with the April 23rd or October 23rd next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount or Modified Make-Whole Amount, payable semi-annually as aforesaid (or, at the option of the registered holder hereof, on demand) at a rate per annum from time to time equal to the Default Rate.

Payments of principal of, interest on and any Make-Whole Amount or Modified Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at JPMorgan Chase Bank, N.A. or any successor thereto or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase and Guaranty Agreement referred to below.

This Note is one of a series of Guaranteed Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase and Guaranty Agreement, dated as of April 23, 2014 (as from time to time amended, the “Note Purchase Agreement”), by and among the Company, Autoliv, Inc. (the “Parent Guarantor”) and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 21 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

The payment of this Note is unconditionally guaranteed by the Parent Guarantor pursuant to Section 23 of the Note Purchase Agreement and may be guaranteed by certain Subsidiary Guarantors pursuant to the terms of Section 9.7 of the Note Purchase Agreement.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

AUTOLIV ASP, INC.

By
[Title]

EXHIBIT 1.1-C

[FORM OF SERIES C NOTE]

AUTOLIV ASP, INC.

4.09% SERIES C GUARANTEED SENIOR NOTE DUE APRIL 23, 2024

No. RC-[ ]	[Date]
$[ ]	PPN: 05279# AG4

For Value Received, the undersigned, Autoliv ASP, Inc. (herein called the “Company”), an Indiana corporation, hereby promises to pay to [                    ], or registered assigns, the principal sum of [                                        ] Dollars (or so much thereof as shall not have been prepaid) on April 23, 2024, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 4.09% per annum from the date hereof, payable semiannually, on the 23rd day of April and October in each year, commencing with the April 23rd or October 23rd next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount or Modified Make-Whole Amount, payable semi-annually as aforesaid (or, at the option of the registered holder hereof, on demand) at a rate per annum from time to time equal to the Default Rate.

Payments of principal of, interest on and any Make-Whole Amount or Modified Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at JPMorgan Chase Bank, N.A. or any successor thereto or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase and Guaranty Agreement referred to below.

This Note is one of a series of Guaranteed Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase and Guaranty Agreement, dated as of April 23, 2014 (as from time to time amended, the “Note Purchase Agreement”), by and among the Company, Autoliv, Inc. (the “Parent Guarantor”) and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 21 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

The payment of this Note is unconditionally guaranteed by the Parent Guarantor pursuant to Section 23 of the Note Purchase Agreement and may be guaranteed by certain Subsidiary Guarantors pursuant to the terms of Section 9.7 of the Note Purchase Agreement.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

AUTOLIV ASP, INC.

By
[Title]

EXHIBIT 1.1-D

[FORM OF SERIES D NOTE]

AUTOLIV ASP, INC.

4.24% SERIES D GUARANTEED SENIOR NOTE DUE APRIL 23, 2026

No. RD-[ ]	[Date]
$[ ]	PPN: 05279# AH2

For Value Received, the undersigned, Autoliv ASP, Inc. (herein called the “Company”), an Indiana corporation, hereby promises to pay to [                    ], or registered assigns, the principal sum of [                                        ] Dollars (or so much thereof as shall not have been prepaid) on April 23, 2026, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 4.24% per annum from the date hereof, payable semiannually, on the 23rd day of April and October in each year, commencing with the April 23rd or October 23rd next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount or Modified Make-Whole Amount, payable semi-annually as aforesaid (or, at the option of the registered holder hereof, on demand) at a rate per annum from time to time equal to the Default Rate.

Payments of principal of, interest on and any Make-Whole Amount or Modified Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at JPMorgan Chase Bank, N.A. or any successor thereto or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase and Guaranty Agreement referred to below.

This Note is one of a series of Guaranteed Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase and Guaranty Agreement, dated as of April 23, 2014 (as from time to time amended, the “Note Purchase Agreement”), by and among the Company, Autoliv, Inc. (the “Parent Guarantor”) and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 21 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

The payment of this Note is unconditionally guaranteed by the Parent Guarantor pursuant to Section 23 of the Note Purchase Agreement and may be guaranteed by certain Subsidiary Guarantors pursuant to the terms of Section 9.7 of the Note Purchase Agreement.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

AUTOLIV ASP, INC.

By
[Title]

EXHIBIT 1.1-E

[FORM OF SERIES E NOTE]

AUTOLIV ASP, INC.

4.44% SERIES E GUARANTEED SENIOR NOTE DUE APRIL 23, 2029

No. RE-[ ]	[Date]
$[ ]	PPN: 05279# AJ8

For Value Received, the undersigned, Autoliv ASP, Inc. (herein called the “Company”), an Indiana corporation, hereby promises to pay to [                    ], or registered assigns, the principal sum of [                                ] Dollars (or so much thereof as shall not have been prepaid) on April 23, 2029, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 4.44% per annum from the date hereof, payable semiannually, on the 23rd day of April and October in each year, commencing with the April 23rd or October 23rd next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount or Modified Make-Whole Amount, payable semi-annually as aforesaid (or, at the option of the registered holder hereof, on demand) at a rate per annum from time to time equal to the Default Rate.

Payments of principal of, interest on and any Make-Whole Amount or Modified Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at JPMorgan Chase Bank, N.A. or any successor thereto or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase and Guaranty Agreement referred to below.

This Note is one of a series of Guaranteed Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase and Guaranty Agreement, dated as of April 23, 2014 (as from time to time amended, the “Note Purchase Agreement”), by and among the Company, Autoliv, Inc. (the “Parent Guarantor”) and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 21 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

The payment of this Note is unconditionally guaranteed by the Parent Guarantor pursuant to Section 23 of the Note Purchase Agreement and may be guaranteed by certain Subsidiary Guarantors pursuant to the terms of Section 9.7 of the Note Purchase Agreement.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

AUTOLIV ASP, INC.

By
[Title]

EXHIBIT 1.3

[FORM OF SUBSIDIARY GUARANTY AGREEMENT]

SUBSIDIARY GUARANTY AGREEMENT

Dated as of [            ], 20[    ]

By

[NAME OF SUBSIDIARY GUARANTOR]

Re:

$208,000,000

2.84% Series A Guaranteed Senior Notes due April 23, 2019

and

$275,000,000

3.51% Series B Guaranteed Senior Notes due April 23, 2021

and

$297,000,000

4.09% Series C Guaranteed Senior Notes due April 23, 2024

and

$285,000,000

4.24% Series D Guaranteed Senior Notes due April 23, 2026

and

$185,000,000

4.44% Series E Guaranteed Senior Notes due April 23, 2029

of

AUTOLIV ASP, INC.

Exhibit 1.3

Re:

$208,000,000

2.84% Series A Guaranteed Senior Notes due April 23, 2019

and

$275,000,000

3.51% Series B Guaranteed Senior Notes due April 23, 2021

and

$297,000,000

4.09% Series C Guaranteed Senior Notes due April 23, 2024

and

$285,000,000

4.24% Series D Guaranteed Senior Notes due April 23, 2026

and

$185,000,000

4.44% Series E Guaranteed Senior Notes due April 23, 2029

of

AUTOLIV ASP, INC.

This Subsidiary Guaranty Agreement (as may be amended, restated or otherwise modified from time to time, this “Guaranty Agreement”) is dated as of                  ,          by                     , a                      organized under the laws of          (the “Guarantor”).

RECITALS:

A. The Guarantor is a direct or indirect subsidiary of Autoliv, Inc., a Delaware corporation (the “Parent Guarantor”).

B. In order to provide funds for general corporate purposes, Autoliv ASP, Inc., an Indiana corporation (the “Company”) and the Parent Guarantor have entered into a Note Purchase and Guaranty Agreement dated as of April 23, 2014 as may be amended, restated, or otherwise modified from time to time (the “Agreement”) with the institutions named on Schedule A to such Agreement (the “Purchasers”), providing for, among other things, the issue and sale to the Purchasers of $208,000,000 aggregate principal amount of the Company’s 2.84% Series A Guaranteed Senior Notes due April 23, 2019, $275,000,000 aggregate principal amount of the Company’s 3.51% Series B Guaranteed Senior Notes due April 23, 2021, $297,000,000 aggregate principal amount of the Company’s 4.09% Series C Guaranteed Senior Notes due April 23, 2024, $285,000,000 aggregate principal amount of the Company’s 4.24% Series D Guaranteed Senior Notes due April 23, 2026 and $185,000,000 aggregate principal amount of the Company’s 4.44% Series E Guaranteed Senior Notes due April 23, 2029 (collectively, as may be amended, restated or otherwise modified from time to time, including any such notes of either series issued in substitution therefore pursuant to Section 14 of the Agreement, the “Notes”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the Agreement.

C. The Guarantor by reason of its interest in the financing by the Company of certain outstanding debt and in order to induce the Purchasers to provide the Company with necessary funds for general corporate purposes has agreed to execute this Guaranty Agreement.

NOW, THEREFORE, in consideration of the premises and the receipt whereof is hereby acknowledged, the Guarantor does hereby covenant and agree as follows:

SECTION 1. GUARANTY.

(a) The Guarantor hereby irrevocably, absolutely and unconditionally guarantees to the holders from time to time of the Notes: (a) the full and prompt payment on demand of the principal of all of the Notes and of the interest thereon at the rate therein stipulated (including, without limitation, to the extent legally enforceable, interest on any overdue principal, Make-Whole Amount, Modified Make-Whole Amount, if any, and interest at the rates specified in the Notes and interest accruing or becoming owing both prior to and subsequent to the commencement of any bankruptcy, reorganization or similar proceeding involving the Company) and the Make-Whole Amount or Modified Make-Whole Amount, if any, and all other amounts owing to the holders from time to time under the Notes and the Agreement when and as the same shall become due and payable, whether by lapse of time, upon redemption or prepayment, by extension or by acceleration or declaration, or otherwise, (b) the full and prompt performance and observance by the Company of each and all of the covenants and agreements required to be performed or observed by such Persons under the terms of the Agreement, and (c) payment, upon demand by any holder of the Notes, of all costs and expenses, legal or otherwise (including reasonable attorneys fees) and such expenses, if any, as shall have been expended or incurred in the protection or enforcement of any right or privilege under the Agreement or this Guaranty Agreement or in any consultation or action in connection therewith, and in each and every case irrespective of the validity, regularity, or enforcement of any of the Notes or the Agreement or any of the terms thereof or of any other like circumstance or circumstances (all of the obligations described in the foregoing clause (a), clause (b) and clause (c) being referred to herein as the “Guaranteed Obligations”). The guaranty of the Guaranteed Obligations herein provided for is a guaranty of the immediate and timely payment of the principal, interest and Make-Whole Amount or Modified Make-Whole Amount, if any, on the Notes as and when the same are due and payable and shall not be deemed to be a guaranty only of the collectability of such payments and that in consequence thereof each holder of the Notes may sue the Guarantor directly upon such Guaranteed Obligations. The Guarantor agrees as a primary obligation to indemnify each Noteholder from time to time on demand from and against any loss incurred by it as a result of the Agreement, any Notes and/or this Guaranty being or becoming void, voidable or unenforceable for any reason whatsoever, whether or not known to such Noteholder, the amount of such loss being the amount which such Noteholder would otherwise have been entitled to recover from the Guarantor.

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(b) Principal Obligor. The obligations of the Guarantor hereunder shall be deemed to be undertaken as principal obligor and not merely as surety.

(c) Continuing Obligations. The obligations of the Guarantor hereunder shall be continuing obligations notwithstanding any settlement of account or other matter or thing whatsoever and, in particular but without limitation, shall not be considered satisfied by any intermediate payment or satisfaction of all or any of the Company’s obligations under or in respect of any Note and shall continue in full force and effect until all sums due from the Company in respect of the Notes have been paid and all other obligations of the Company thereunder or in respect thereof have been satisfied, in full.

SECTION 2. OBLIGATION ABSOLUTE AND UNCONDITIONAL; TERMINATION.

(a) This Guaranty Agreement shall be absolute and unconditional and shall remain in full force and effect until the entire principal, interest, Make-Whole Amount (if any) or Modified Make-Whole Amount (if any) on the Notes and all other sums due pursuant to the Agreement and the Notes shall have been fully, finally and indefeasibly paid and such Guaranteed Obligations shall not be affected, modified or impaired upon the happening from time to time of any event or condition, including without limitation any of the following, whether or not with notice to or the consent of the Guarantor:

(i) the power or authority or the lack of power or authority of the Company to issue the Notes or of the Company to execute and deliver the Agreement, and irrespective of the validity of the Notes, or the Agreement or of any defense whatsoever that the Company may or might have to the payment of the Notes (including, without limitation, principal, interest, Make-Whole Amount or Modified Make-Whole Amount, if any) or to the performance or observance of any of the provisions or conditions of the Agreement, or the existence or continuance of the Company as a legal entity;

(ii) any failure to present the Notes for payment or to demand payment thereof, or to give the Guarantor or the Company notice of dishonor for non-payment of the Notes, when and as the same may become due and payable, or notice of any failure on the part of the Company to do any act or thing or to perform or to keep any covenant or agreement by either of them to be done, kept or performed under the terms of the Notes or the Agreement;

(iii) the acceptance of any security or any guaranty, the advance of additional money to the Company, any extension of the obligation of the Notes, either indefinitely or for any period of time, or any other modification in the obligation of the Notes or of the Agreement or the Company thereon, or in connection therewith, or any sale, release, substitution or exchange of any security;

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(iv) any act or failure to act with regard to the Notes or the Agreement or anything which might vary the risk of the Guarantor (including, without limitation, any release or substitution of any one or more of the endorsers or guarantors of the Guaranteed Obligations);

(v) any action taken under the Agreement in the exercise of any right or power thereby conferred or any failure or omission on the part of any holder of any Note to first enforce any right or security given under the Agreement or any failure or omission on the part of any holder of any of the Notes to first enforce any right against the Company or any other Subsidiary Guarantor;

(vi) the waiver, compromise, settlement, release or termination of any or all of the obligations, covenants or agreements of the Company contained in the Agreement, or of any other Subsidiary Guarantor contained in any other Subsidiary Guaranty Agreement, or of the payment, performance or observance thereof;

(vii) the failure to give notice to the Company, the Guarantor or any other Subsidiary Guarantor of the occurrence of any Default or Event of Default under the terms and provisions of the Agreement;

(viii) the extension of the time for payment of any principal of, or interest (or Make-Whole Amount or Modified Make-Whole Amount or any other amount, if any), on any Note owing or payable on such Note or of the time of or for performance of any obligations, covenants or agreements under or arising out of the Agreement or the extension or the renewal of any thereof;

(ix) the modification or amendment (whether material or otherwise) of any obligation, covenant or agreement set forth in the Agreement, the Notes and each Subsidiary Guaranty Agreement;

(x) any failure, omission, delay or lack on the part of the holders of the Notes to enforce, assert or exercise any right, power or remedy conferred on the holders of the Notes in the Agreement, the Notes or any other Subsidiary Guaranty Agreement or any other act or acts on the part of the holders from time to time of the Notes;

(xi) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or arrangement under bankruptcy or similar laws, composition with creditors or readjustment of, or other similar procedures affecting the Guarantor, or any other Subsidiary Guarantor, or the Company or any of the assets of any of them, or any allegation or contest of the validity of the Agreement or any other Subsidiary Guaranty Agreement or the disaffirmance of the Agreement or any other Subsidiary Guaranty Agreement in any such proceeding (it being understood that the obligations of the Guarantor under this Guaranty Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment made with respect to the Notes is rescinded or must otherwise be restored or returned by any holder of the Notes upon the insolvency, bankruptcy or reorganization of the Company, the Guarantor or any other Subsidiary Guarantor, all as though such payment had not been made);

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(xii) any event or action that would, in the absence of this clause, result in the release or discharge by operation of law of the Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guaranty Agreement;

(xiii) the invalidity or unenforceability of the Agreement, the Notes and any other Subsidiary Guaranty Agreement;

(xiv) the invalidity or unenforceability of the obligations of the Guarantor under this Guaranty Agreement, the absence of any action to enforce such obligations of the Guarantor, any waiver or consent by the Guarantor with respect to any of the provisions hereof or any other circumstances which might otherwise constitute a discharge or defense by the Guarantor, including, without limitation, any failure or delay in the enforcement of the obligations of the Guarantor with respect to this Guaranty Agreement or of notice thereof; or any suit or other action brought by any shareholder or creditor of, or by, the Guarantor or any other Person, for any reason, including, without limitation, any suit or action in any way attacking or involving any issue, matter or thing in respect of this Guaranty Agreement, the Agreement or the Notes or any other agreement;

(xv) the default or failure of any Subsidiary Guarantor fully to perform any of its covenants or obligations set forth in its respective Guaranty Agreement;

(xvi) the impossibility or illegality of performance on the part of the Company or any other Person of its obligations under any of the Agreement, the Notes and each Subsidiary Guaranty or any other instruments;

(xvii) in respect of the Company or any other Person, any change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to the Company or any other Person, or other impossibility of performance through fire, explosion, accident, labor disturbance, floods droughts, embargoes, wars (whether or not declared), civil commotions, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials, action of any regulatory body or agency, change of law or any other causes affecting performance, or other force majeure, whether or not beyond the control of the Company or any other Person and whether or not of the kind hereinbefore specified;

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(xviii) any attachment, claim, demand, charge, lien, order, process, encumbrance or any other happening or event or reason, similar or dissimilar to the foregoing, or any withholding or diminution at the source, by reason of any taxes, assessments, expenses, indebtedness, obligations or liabilities of any character, foreseen or unforeseen, and whether or not valid, incurred by or against any Person, or any claims, demands, charges or liens of any nature, foreseen or unforeseen, incurred by any Person, or against any sums payable under this Guaranty Agreement, so that such sums would be rendered inadequate or would be unavailable to make the payments herein provided;

(xix) the failure of the Guarantor to receive any benefit or consideration from or as a result of its execution, delivery and performance of this Guaranty Agreement;

(xx) any sale, exchange, release or surrender of any property at any time pledged or granted as security in respect of the Guaranteed Obligations, whether so pledged or granted by the Guarantor or another guarantor of the obligations of the Company under the Agreement, the Notes and each Subsidiary Guaranty Agreement; or

(xxi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Guarantor in respect of the obligations of the Guarantor under this Guaranty Agreement;

provided that the specific enumeration of the above-mentioned acts, failures or omissions shall not be deemed to exclude any other acts, failures or omissions, though not specifically mentioned above, it being the purpose and intent of this paragraph that the obligations of the Guarantor hereunder shall be absolute and unconditional to the extent herein specified and shall not be discharged, impaired or varied except by the full, final and indefeasible payment to the holders thereof of the principal of, interest on and Make-Whole Amount or Modified Make-Whole Amount, if any, and any other amounts due in respect of the Notes, and then only to the extent of such payments. Without limiting any of the other terms or provisions hereof, it is understood and agreed that in order to hold the Guarantor liable hereunder, there shall be no obligation on the part of any holder of any Note to resort, in any manner or form, for payment, to the Company, to any other Person or to the properties or estates of any of the foregoing. All rights of the holder of any Note pursuant thereto or to this Guaranty Agreement may be transferred or assigned at any time or from time to time and shall be considered to be transferred or assigned upon the transfer of such Note whether with or without the consent of or notice to the Guarantor or the Company. Without limiting the foregoing, it is understood that repeated and successive demands may be made and recoveries may be had hereunder as and when, from time to time, the Company shall default under the terms of the Notes or the Agreement and that notwithstanding recovery hereunder for or in respect of any given default or defaults by the Company under the Notes or the Agreement, this Guaranty Agreement shall remain in full force and effect and shall apply to each and every subsequent default.

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(b) To the fullest extent permitted by law, the Guarantor does hereby expressly waive:

(i) all of the matters specified in clause (a) of this Section 2 and any notices in respect thereof;

(ii) notice of acceptance of this Guaranty Agreement;

(iii) notice of any purchase or acceptance of the Notes under the Agreement, or the creation, existence or acquisition of any of the Guaranteed Obligations, subject to the Guarantor’s right to make inquiry of each holder to ascertain the amount of the Guaranteed Obligations at any reasonable time;

(iv) notice of the amount of the Guaranteed Obligations, subject to the Guarantor’s right to make inquiry of each holder to ascertain the amount of the Guaranteed Obligations at any reasonable time; and

(v) any stay (except in connection with a pending appeal), valuation, appraisal, redemption or extension law now or at any time hereafter in force that, but for this waiver, might be applicable to any sale of property of the Guarantor made under any judgment, order or decree based on this Guaranty Agreement, and the Guarantor covenants that it will not at any time insist upon or plead, or in any manner claim or take the benefit or advantage of any such law.

(c) Each of the rights and remedies granted under this Guaranty Agreement to each holder in respect of the Notes held by such holder may be exercised by such holder without notice to, or the consent of or any other action by, any other holder. Each holder may proceed to protect and enforce this Guaranty Agreement by making the payment hereunder on demand, by suit or suits or proceedings in equity, at law or in bankruptcy, and whether for the specific performance of any covenant or agreement contained herein or in execution or aid of any power herein granted; or for the recovery of judgment for the obligations hereby guarantied or for the enforcement of any other proper, legal or equitable remedy available under applicable law.

(d) If any holder shall have instituted any proceeding to enforce any right or remedy under this Guaranty Agreement or under any Note held by such holder and such proceeding shall have been discontinued or abandoned for any reason, or shall have been determined adversely to such holder, then and in every such case each such holder and the Company shall, except as may be limited or affected by any determination in such proceeding, be restored severally and respectively to its respective former position hereunder and thereunder, and thereafter the rights and remedies of such holders shall continue as though no such proceeding had been instituted.

(e) Notwithstanding anything to the contrary above, the Guarantor, by written notice to each holder of a Note, may terminate this Guaranty Agreement at any time and all obligations hereunder arising after the date of said termination in accordance with Section 9.7 of the Agreement, provided, that, at the time of and after giving effect to such termination, no Default or Event of Default shall have occurred and be continuing under the Agreement.

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(f) Any term or provision of this Guaranty Agreement, the Agreement or of the Notes notwithstanding, if any US federal or state fraudulent conveyance laws are determined by a court of competent jurisdiction to be applicable to the obligations of a Guarantor hereunder, such Guarantor’s obligations hereunder shall be limited to the maximum aggregate amount of the obligations that would not render such Guarantor’s obligations subject to avoidance under applicable US federal or state fraudulent conveyance laws.

SECTION 3. SUBROGATION PAYMENTS HELD IN TRUST.

(a) To the extent of any payments made under this Guaranty Agreement, the Guarantor shall be subrogated to the rights of the holder of the Notes receiving such payments, but the Guarantor covenants and agrees that such right of subrogation shall be subordinate in right of payment to the rights of any holders of the Notes for which full payment has not been made or provided for and, to that end, the Guarantor agrees not to claim or enforce any such right of subrogation or any right of setoff or any other right which may arise on account of any payment made by the Guarantor in accordance with the provisions of this Guaranty Agreement unless and until all of the Guaranteed Obligations (other than those arising by subrogation as aforesaid) owned by Persons other than the Guarantor and all other sums due or payable under this Guaranty Agreement have been fully paid and discharged or payment therefor has been provided.

(b) If any payment shall be made to the Guarantor by the Company or any other guarantor of the Notes of any amounts owing to the Guarantor by the Company or such other guarantor during any time when the obligations of the Guarantor hereunder shall have become due and payable, the Guarantor shall hold in trust all such payments for the benefit of the holders of the Notes.

SECTION 4. PREFERENCE.

The Guarantor agrees that to the extent the Company, the Parent Guarantor or any other Person makes any payment on the Guaranteed Obligations, which payment or any part thereof is subsequently invalidated, voided, declared to be fraudulent or preferential, set aside, or is required to be repaid to a trustee, receiver or any other Person under any bankruptcy code, common law, or equitable cause, then and to the extent of such payment, the obligation or the part thereof intended to be satisfied shall be revived and continued in full force and effect with respect to the Guarantor’s obligations hereunder, as if said payment had not been made. The liability of the Guarantor hereunder shall not be reduced or discharged, in whole or in part, by any payment to any holder of the Notes from any source that is thereafter paid, returned or refunded in whole or in part by reason of the assertion of a claim of any kind relating thereto, including, but not limited to, any claim for breach of contract, breach of warranty, preference, illegality, invalidity or fraud asserted by any account debtor or by any other Person.

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SECTION 5. MARSHALING.

None of the holders of the Notes shall be under any obligation (a) to marshal any assets in favor of the Guarantor or in payment of any or all of the liabilities of the Company under or in respect of the Notes or the obligation of the Guarantor hereunder or (b) to pursue any other remedy that the Guarantor may or may not be able to pursue itself and that may lighten the Guarantor’s burden, any right to which the Guarantor hereby expressly waives.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF THE GUARANTOR.

The Guarantor represents and warrants to you as follows:

(a) Organization and Authority. The Guarantor is a                      duly organized, validly existing and, to the extent such concept is recognized, in good standing under the laws of its jurisdiction of incorporation; the Guarantor has the corporate (or other appropriate) power and authority to own its properties and to conduct its business and is duly qualified as a foreign entity and, to the extent such concept is recognized, is in good standing in each other jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or, to the extent such concept is recognized, in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Transaction Is Legal and Authorized. The issuance of this Guaranty Agreement and compliance with all of the provisions of this Guaranty Agreement

(1) are within the corporate (or other) powers of the Guarantor;

(2) will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under the articles of association, charter or By-laws or other constitutive documents of the Guarantor or any indenture or other agreement or instrument to which the Guarantor is a party or by which it may be bound or result in the imposition of any Lien on any property of the Guarantor; and

(3) have been duly authorized by proper action on the part of the Guarantor and any required action by the stockholders or other equity holders of the Guarantor required by law or by the articles of association, charter or By-laws or other constitutive documents of the Guarantor or otherwise, executed and delivered by the Guarantor and this Guaranty Agreement constitutes the legal, valid and binding obligation, contract and agreement of the Guarantor enforceable in accordance with its terms, except as such terms may be limited by (i) bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and (ii) equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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(c) Governmental Consent. No approval, consent or withholding of objection on the part of any regulatory body is necessary in connection with the execution and delivery by the Guarantor of this Guaranty Agreement or compliance by the Guarantor with any of the provisions of this Guaranty Agreement.

(d) Commercial Benefit. The Guarantor will derive a commercial benefit from the execution and delivery of this Guaranty Agreement.

(e) Solvency. After giving effect to the execution and delivery of this Guaranty Agreement and taking into account (i) the likelihood of being required to perform this Guaranty Agreement and (ii) the fact that the Guarantor does not have any intention to defraud any of its creditors, the Guarantor is solvent and able to pay its debts as and when they become due and payable.

Without in any way limiting the generality of the warranties and representations contained in Schedule D to the Agreement, each of such warranties and representations is, insofar as it refers to any Subsidiary, true and correct with respect to the Guarantor.

The Guarantor will comply with each of the provisions of Section 9 and Section 10 of the Agreement, and each other covenant and agreement contained therein, that is applicable to any Subsidiary generally.

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[SECTION 7. PAYMENTS FREE AND CLEAR OF TAXES.]

[Provisions to be inserted for non-U.S. guarantors only]

Each payment by the Guarantor under this Guaranty Agreement shall be made, under all circumstances, but only in so far as lawful, without setoff, counterclaim or reduction for, and free from and clear of, and without deduction for or because of, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, assessments, withholding, restrictions or conditions of any nature whatsoever (the “Covered Taxes”) imposed, levied, collected, assessed or withheld by or within the jurisdiction of incorporation of, or the jurisdiction from or through which payment is made by (the “Applicable Jurisdiction”), the Guarantor. If the Guarantor does not pay, cause to be paid or remit payments due hereunder free from and clear of Covered Taxes then the Guarantor shall forthwith pay each holder of the Notes such additional amounts (the “Tax Indemnity Amounts”) as may be necessary in order that the net amount of every payment made to each holder of Notes, after provision for payment of such Covered Taxes (and any interest and penalties relating thereto), shall be equal to the amount which such holder would have received had there been no deduction, withholding or other restriction or condition; provided that, with respect to the Notes, in no event shall the Guarantor be obligated to make payment of any Tax Indemnity Amount to any holder not resident in the United States of America in excess of the amount which the Guarantor would have been obligated to pay if authorization could have been obtained under any double tax treaty between the United States of America and the Applicable Jurisdiction of the Guarantor, in force at the relevant time (each, a “Tax Treaty”) for the Guarantor to make the payment from which such Covered Taxes were deducted or withheld either without deduction or withholding of such Covered Taxes or with deduction or withholding of a lesser amount in respect of such Covered Taxes had the Notes held by such holder been beneficially owned at all relevant times by Persons who were resident in the United States of America for the purposes of the applicable Tax Treaty, and (b) the Guarantor had made the minimum deduction or withholding which it would have been lawfully entitled to do pursuit to such authorization nor (ii) to any holder of a Note registered in the name of a nominee if under the law of the relevant Taxing Jurisdiction (or the current regulatory interpretation of such law) securities held in the name of a nominee do not qualify for an exemption from the relevant Tax and the Company shall have given timely notice of such law or interpretation to such holder. Notwithstanding the provisions of this Section 7, no such Tax Indemnity Amounts shall be payable for or on account of:

(i) any tax, assessment or other governmental charge which would not have been imposed but for the existence of any present or former connection (other than the mere holding of a Note) between such holder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation, or any Person other than the holder to whom the relevant Note or any amount payable thereon are attributable for the purposes of such tax, assessment or charge) and the Applicable Jurisdiction or any political subdivision or territory or possession thereof or therein or area subject to its jurisdiction, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor or Person other than the holder) being or having been a citizen or resident thereof, being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for the Guarantor, after the date of the Closing, opening an office in, moving an office to, reincorporating in, or changing the Applicable Jurisdiction from or through which payments on account of this Guaranty Agreement are made to, the Applicable Jurisdiction imposing the relevant Tax;

(ii) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

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(iii) any tax, assessment or other governmental charge that is imposed or withheld by reason of either (A) the failure to use reasonable efforts to comply by the holder or any other Person mentioned in clause (i) above with the written request of the Guarantor addressed to the holder to provide information concerning the nationality, residence or identity of the holder or such other Person or, information as to if, and where, any declaration of residence or other claim or reporting requirement described in clause (B) hereof has been made by such holder or other Person (so long as such request does not, in such holder’s reasonable opinion, impose an unreasonable burden in time, resources or otherwise, on such holder) or (B) the failure, notwithstanding its legal and practical ability, by the holder or any other Person mentioned in clause (A) above to use its reasonable efforts to make such declaration of residence or other claim or reporting requirement as is notified by the Guarantor as being required by a statute, treaty or regulation of the Applicable Jurisdiction (including, for avoidance of doubt, a claim under the applicable Tax Treaty), (so long as such request does not impose an unreasonable burden in time, resources or otherwise on such holder); it being understood that (x) no such notification has been made by the Guarantor on or prior to the date of the Closing and (y) each holder or other Person that receives a request or notification from the Guarantor pursuant to this clause (ii) shall have at least 45 days to respond to such request or notification;

(iv) for any Tax imposed under FATCA; or

(v) any combination of clauses (i), (ii), (iii) and (iv) above.

If the Guarantor makes payment of Tax Indemnity Amounts and a recipient thereof subsequently receives a credit or refund or allowance in respect thereof in whatever jurisdiction (a “Tax Refund”), and such recipient is able to readily identify the Tax Refund as being attributable to the Covered Taxes with respect to which the Tax Indemnity Amounts are paid, then such recipient shall reimburse the Guarantor such amount as it shall determine to be the proportion of the Tax Refund as will leave such recipient, after the reimbursement, in no better or worse position than it would have been in if payment of the Tax Indemnity Amounts had not been required. If the Guarantor makes payment of a Covered Tax for the account of any holder and such holder is entitled to a Tax Refund with respect to such tax upon the filing of one or more forms, then such holder shall, as soon as reasonably possible after receiving written request from the Guarantor (which shall specify in reasonable detail the forms to be filed) file such forms. The Guarantor will promptly furnish each holder of Notes receiving payments of Tax Indemnity Amounts under this Section 7 copies of the official receipt issued by the relevant taxation or other authorities involved for all amounts deducted or withheld (and paid over to such authorities) in respect of Covered Taxes (or, if such a receipt is not available from such authorities, such other evidence with respect to such amounts deducted or withheld as any holder of Notes may reasonably request).

Nothing in this Section 7 shall require, or be deemed to require, (i) the disclosure by any holder of Notes of any confidential or proprietary information or (ii) any holder to account for any indirect taxation benefits arising from the deduction or withholding of any Covered Tax. The Guarantor shall (a) reimburse each holder of Notes for such holder’s reasonable out-of-pocket expenses, if any, incurred in complying with any request under this Section 7 and (b) provide to any holder of Notes upon written request sufficient numbers of forms for filing with the appropriate Applicable Jurisdiction, any instructions relating thereto, and such other information relating to the Guarantor as is required in connection with such written request.

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The foregoing notwithstanding, nothing in this Section 7 shall restrict the right of any recipient to arrange its tax affairs as it shall think fit. Without prejudice to the survival of any other agreement of the Guarantor hereunder, the agreements contained in this Section 7 shall survive the payment in full of the Notes and all of the Guarantor’s other obligations and the termination of all of its other commitments hereunder.

By acceptance of this Guaranty Agreement, the holder of such Note agrees that such holder will from time to time with reasonable promptness duly complete and deliver to or as reasonably directed by the Guarantor or any of its agents from time to time (i) in the case of any such holder that is a U.S. Person, such holder’s United States tax identification number or other Forms reasonably requested by the Guarantor necessary to establish such holder’s status as a U.S. Person under FATCA and as may otherwise be necessary for the Guarantor to comply with its obligations under FATCA and (ii) in the case of any such holder that is not a U.S. Person, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Guarantor to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this paragraph shall require any holder of Notes to provide information that is confidential or proprietary to such holder unless such information is prescribed by applicable law for the Guarantor to comply with its obligations under FATCA and, in such event, the Guarantor shall treat such information as confidential.

SECTION 8. SUBMISSION TO JURISDICTION.

The Guarantor hereby expressly waives all right to object to jurisdiction or execution in any legal action or proceeding relating to this Guaranty Agreement which it may now or hereafter have by reason of its domicile or by reason of any subsequent or other domicile. The Guarantor agrees irrevocably that any legal action or proceeding with respect to this Guaranty Agreement or to enforce any judgment obtained against the Guarantor in any such legal action or proceeding against it or any of its properties or revenues may be brought by the holder of any Note in the courts of the State of New York or of the United States of America located in New York, New York, as the holder of any Note may elect, and by execution and delivery of this Agreement, the Guarantor irrevocably submits to each such jurisdiction for such purpose only.

In addition, the Guarantor hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Guaranty Agreement brought in any of the aforesaid courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

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[For non-U.S. Guarantor: The Guarantor hereby irrevocably designates, appoints and empowers Corporation Service Company with offices at 1133 Avenue of the Americas, Suite 3100, New York, New York and successors as the designee, appointee and agent of the Guarantor to receive, accept and acknowledge, for and on behalf of the Guarantor and its properties, service of any and all legal process, summons, notices and documents which may be served in such action, suit or proceeding in the case of the courts of the State of New York or of the United States of America located in New York, New York, which service may be made on any such designee, appointee and agent in accordance with legal procedures prescribed for such courts. The Guarantor agrees to take any and all action necessary to continue such designation in full force and effect and should such designee, appointee and agent become unavailable for this purpose for any reason, the Guarantor will forthwith irrevocably designate a new designee, appointee and agent with offices in New York which shall irrevocably agree to act as such, with the powers and for purposes specified in this Section 8.] The Guarantor [further] irrevocably consents and agrees to service of any and all legal process, summons, notices and documents out of any of the aforesaid courts in any such action, suit or proceeding by the mailing by registered mail of copies of such process, summons, notice or document to the Guarantor, as applicable, at its respective address specified in this Guaranty Agreement or to its then designee, appointee or agent for service. If service is made upon such designee, appointee and agent, a copy of such process, summons, notice or document shall also be provided to the Guarantor by registered or certified mail, or overnight express air courier; provided that failure of such holder to provide such copy to the Guarantor shall not impair or affect in any way the validity of such service or any judgment rendered in such action or proceedings. The Guarantor agrees that service upon any such designee, appointee and agent as provided for herein shall constitute valid and effective personal service upon the Guarantor, and that the failure of any such designee, appointee and agent to give any notice of such service to the Guarantor shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Nothing herein shall, or shall be construed so as to, limit the right of the holders of the Notes to bring actions, suits or proceedings with respect to the obligations and liabilities of the Guarantor under, or any other matter arising out of or in connection with, this Guaranty Agreement or the Notes, or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, in the courts of whatever jurisdiction in which the respective offices of the holders of the Notes may be located or assets of the Guarantor may be found or as otherwise shall to the holders of the Notes seem appropriate, or to affect the right to service of process in any jurisdiction in any other manner permitted by law.

SECTION 9. NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to a Purchaser or any nominee of a Purchaser, to such Person at the address specified for such communications in Schedule A to the Agreement, or at such other address as the Purchaser or such nominee shall have specified to the Company in writing, or

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(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii) if to the Guarantor, c/o Autoliv, Inc., to the attention of Treasury Department Control or at such other addresses as the Guarantor shall have specified to the holder of each Note in writing.

Notices under this Section 9 will be deemed given only when actually received.

SECTION 10. AMENDMENTS AND MODIFICATIONS; SOLICITATION OF NOTEHOLDERS.

(a) This Guaranty Agreement may only be amended and compliance therewith waived (either generally or in a particular instance and either retroactively or prospectively) by an instrument in writing signed by the Guarantor and by the Required Holders; provided, that without the written consent of the holders of all of the Notes then outstanding, no such amendment or waiver shall be effective which will reduce the scope of the guaranty set forth in this Guaranty Agreement or amend the requirements of §§1, 2, 3, 4, 5, 7, or 11 hereof or amend this §10. No such amendment or modification shall extend to or affect any obligation not expressly amended or modified or impair any right consequent thereon.

(b) The Guarantor will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Guaranty Agreement unless each holder of the Notes (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Guarantor and shall be afforded the opportunity of considering the same and shall be supplied by the Guarantor with a sufficient information to enable it to make an informed decision with respect thereto. The Guarantor will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise or grant any security or provide other credit support, to any holder of the Notes as consideration for or as an inducement to the entering into by any holder of the Notes of any waiver or amendment of any of the terms and provisions of this Guaranty Agreement, the Agreement or the Notes, unless such remuneration is concurrently paid or security is concurrently granted or other credit support is concurrently provided, on the same terms, ratably to the holders of all of the Notes then outstanding. Promptly and in any event within 30 days of the date of execution and delivery of any such waiver or amendment, the Guarantor shall provide a true, correct and complete copy thereof to each of the holders of the Notes.

(c) Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Guaranty Agreement, or have directed the taking of any action provided herein to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

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SECTION 11. PARI PASSU.

The payment obligations of the Guarantor under this Guaranty Agreement will at all times rank at least pari passu in right of payment with all other unsecured and unsubordinated Indebtedness of the Guarantor, except for such Indebtedness as would, by virtue only of the law in force in the jurisdiction in which the Guarantor is organized, be preferred by operation of bankruptcy, insolvency, liquidation or similar laws of general application.

SECTION 13. MISCELLANEOUS.

(a) No remedy herein conferred upon or reserved to any holder of any Note is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Guaranty Agreement now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle any holder of any Note to exercise any remedy reserved to it under this Guaranty Agreement, it shall not be necessary for such holder to physically produce its Note in any proceedings instituted by it or to give any notice, other than such notice as may be herein expressly required.

(b) In case any one or more of the provisions contained in this Guaranty Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

(c) This Guaranty Agreement shall be binding upon the undersigned Guarantor and its successors and assigns and shall inure to the benefit of the Purchasers and their respective successors and assigns so long as any of their respective Notes remain outstanding and unpaid.

(d) The Guarantor will maintain an office at the address of the Guarantor referred to in Section 9, where notices, presentations and demands in respect hereof or of the Guaranteed Obligations may be made upon the Guarantor until such time as the Guarantor shall notify each holder of any change of location of such office.

(e) This Guaranty Agreement shall be governed by and construed in accordance with the laws of the State of New York.

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IN WITNESS WHEREOF, the Guarantor has caused its corporate name to be hereunto subscribed on the date first above written.

[Name of Guarantor]

By:
Title:

Exhibit 4.4(b)